                                                                  EXHIBIT (G)(1)


TI Group [LOGO]                                                             1997
Global Specialised Engineering

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                                                               [GRAPHIC]

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                                                      TI Group plc Annual Report

TI Group's strategy is to be an international engineering group concentrating on specialised engineering businesses, operating in selected niches on a global basis.

Key businesses must be able to command positions of sustainable technological and market share leadership. They will have a high knowledge and service content and will be able to anticipate and meet customers' needs.

Summary of Results
                                                                     1996
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                                                            (pound)million
Turnover                                                           1,756.6
Turnover - subsidiary undertakings                                 1,552.5
Profit before taxation                                               232.2
Profit before taxation (pre-exceptionals)                            211.1

Net debt                                                              68.0
TI shareholders' funds - gross                                     1,364.6
TI shareholders' funds - net                                         324.5
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                                                                         %
Operating margin                                                      12.5
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                                                                         p
Earnings per Ordinary share                                           34.1
Earnings per Ordinary share (pre-exceptionals)                        30.0
Dividends per Ordinary share                                          14.5

FIVE YEAR FINANCIAL HIGHLIGHTS

TI Group is one of the world's leading specialised engineering companies and is quoted on the London Stock Exchange. The Group operates on a global basis and employs 25,500 people at over 350 manufacturing and customer facilities in 46 countries. TI Group's four world leading business groups are John Crane, Forsheda Polymer Engineering, Bundy and Dowty.

Total Sales
(pounds) Million

[GRAPHIC]

Profit Before Taxation & Exceptional Items
(pounds) Million

[GRAPHIC]

Pre-Exceptional Earnings/Dividends Per Share
EPS pence         DPS pence

[GRAPHIC]

Free Cash Flow
(pounds) Million

[GRAPHIC]


                                                                     TI GROUP  1

STATEMENT BY THE CHAIRMAN

[GRAPHIC]

"1997 was another year of strong performance and significant investment, with the Group continuing to benefit from the global spread and balance of its businesses.

      With our strong balance sheet, healthy order books and the establishment of our top management team, we are confident we will continue to satisfy our customers and enhance shareholder value."

Sir Christopher Lewinton, Chairman

PERFORMANCE

1997 was another year of strong performance. The Group benefited from the global spread and balance of its activities, achieving organic sales and profit growth of 12% in mixed market conditions. All three core businesses continued to perform well.

In December 1997 it was announced that the Groups 50% share of Messier-Dowty and TI's wholly-owned associated landing gear repair and overhaul business, which together account for around 8% of group profit before interest and exceptional items, were to be sold to Snecma. Whilst Messier-Dowty's results were the best since the formation of the joint venture three years ago, it still failed to meet TI's expectations and, without the opportunity to gain 100% control in the foreseeable future, the decision was taken to dispose of the business. The Group remains committed to the 100% owned Dowty Aerospace business which has enjoyed strong sales growth and further margin improvements.

The Group's pretax profit (before exceptional items) was (pound)222.5m, up from (pound)211.1m in 1996 after adverse currency translation of (pound)15.2m, reflecting organic profit growth of 12%. After exceptional items of (pound)(1.9)m (1996: (pound)21.1m) arising from property disposals, profit before tax was (pound)220.6m (1996: (pound)232.2m). Earnings per share before exceptional items were 32.0p(1996: 30.0p), an increase of 7% or, at constant exchange rates, an increase of l4%.

After exceptional items, earnings per share were 31.6p (1996: 34.1p), 7% lower, reflecting the exceptional profit on the sale of the Smaller Engineering Businesses in 1996.

Revenue and capital investment in 1997 was significantly increased to (pound)121m, from (pound)104m in 1996, of which capital expenditure rose to (pound)80m from (pound)63m in the previous year.

Group return on investment rose from 15% to 16%, and interest cover remained strong at 16 times. The dividend has been increased by 10% from 14.5p to 15.9p and is covered 2.0 times by earnings. Further commentary on the results is given in the operating and financial review on pages 6 to 25.

BUSINESS REVIEW

During the year it was announced that John Crane's Polymer Engineering division had grown sufficiently -- organically and through acquisition -- to become TI's fourth business group alongside John Crane, Bundy and Dowty. This took effect in January 1998 and Polymer Engineering has subsequently been re-named Forsheda Polymer Engineering Group, an internationally recognised name with a strong reputation for quality and service.


2  TI GROUP

John Crane

John Crane, a world leader in engineered sealing systems, demonstrated good performance in difficult industrial markets and continued to make significant investment in future growth opportunities. Its three divisions -- Mechanical Seals, Marine and Polymer Engineering -- recorded a good financial performance and continued to gain market share.

John Crane's order books at the end of 1997 were ahead of those one year before.

Mechanical Seals

The Mechanical Seals division continued to strengthen its market position, enjoying strong order books as the year ended. Through its wide global coverage, the division was well placed to develop further global supplier relationships with its customers and added 10 major new alliances in 1997. Product development and globalisation remained key to the division's success and several important new products were launched in 1997 including the T2800 High Pressure non-contacting seal and the T5600 Universal Cartridge Seal, a process industry product, which has already received strong customer acceptance. The global sales force was significantly strengthened during the year with the recruitment of additional sales and application engineers bringing the total to around 1,200, supported by around 140 service centres worldwide. Over (pound)15m has been committed to advanced global IT networks and business systems which will greatly enhance the competitiveness of John Crane Mechanical Seals in bringing its high level of knowledge and service to customers in markets which are increasingly service driven.

The division will be further strengthened by the acquisition of EG&G's Sealol Industrial Division. Sealol is a leading manufacturer of mechanical seals with a primary focus on the high temperature segment of the petroleum and chemical industries which is complementary to the John Crane product range. Sealol's primary market is the United States and it is anticipated that John Crane's worldwide marketing and service capability will accelerate the growth of this business globally.

Marine

The Marine division performed well, increasing its market share in both the commercial shipbuilding and defence markets. The division will be strengthened further with the acquisitions announced in December. The combination of John Crane's global presence and sealing expertise and the additional products of Lips will help satisfy the growing demand for fully integrated marine propulsion systems. In addition, an agreement to purchase the Sealol marine seal product line from EG&G increased access to the US Navy's submarine fleet.

Polymer Engineering

Polymer Engineering continued to make significant progress with the Forsheda business, acquired in November 1996, being integrated into the division and the necessary investment made for the creation of TI's fourth business group. Forsheda had a good year, performing in line with expectations, and the process of globalising its product range and engineering skills has begun. To accelerate expansion from its traditional Scandinavian and Continental European markets, focused investment is underway in North America and projects are in hand in Latin America and Asia Pacific.

Sales continued to grow in broadly flat market conditions. The division continued to benefit from the extension of existing business supported by a new product management structure designed to accelerate the growth of its world leader Engineered Seals and Pipe Seals businesses.

Bundy

Bundy, a world leader in fluid carrying systems, performed well in both its automotive and refrigeration markets and gained market share. During the year, the management team was strengthened with the appointment of Ken Templeton as Deputy Chief Executive and John Langston as Chief Executive of Bundy Automotive, and the arrival of Malcolm Aitken as Chief Executive of Bundy Refrigeration. In addition, Jim Davis became President of Bundy North America.

Bundy ended the year with order books at a record level, well up on the previous year.

Automotive

The Automotive division continued to outperform. A number of major vehicle platforms, including the GM Saturn, the VW A4 and the BMW E46, moved into full scale production. In addition, there were further platform wins throughout the world, in part assisted by the development of new coatings which provide superior performance, and the continued focus on lean manufacturing to create world class facilities. Bundy made significant revenue and capital investment to support major OEM programmes won in earlier years which are now moving into production. The division achieved


                                                                     TI GROUP  3

STATEMENT BY THE CHAIRMAN continued

Quality and customer recognition in all its major markets, including the worldwide "Supplier of the Year" award from General Motors.

Refrigeration

The Refrigeration division continued to make progress alongside customers who are becoming increasingly global in their operations, although refrigeration markets remained difficult with European production down slightly on 1996 and North America flat. The 1996 acquisition of Alcan's refrigeration components business in Brazil expanded the division's product range and provided further globalisation opportunities. The global partnership agreement with Peerless of America, established in the first half of 1997 for the marketing, sale and distribution of frost-free evaporator systems, has also started to create new business opportunities.

Significant successes included a major contract with Whirlpool in India and the division's first contract -- with Electrolux -- to supply its new innovative Waveline(TM) condenser. In addition, a further contract with Electrolux in Eastern Europe strengthened its presence in the region.

Dowty

In 1997 Dowty comprised two separately managed businesses:

Dowty Aerospace, wholly-owned by TI Group, primarily serving the aerospace engine and hydraulic and actuation markets; and Messier-Dowty, the 50:50 landing gear joint venture with Snecma of France. As mentioned above, TI has announced its intention to sell to Snecma its landing gear interests which comprise its stake in Messier-Dowty and its 100% owned repair and overhaul business which primarily services Messier-Dowty's product range.

These two businesses continued to benefit from strong growth in their aerospace markets. The management team was strengthened with the appointment of Geoff Smith as Deputy Chief Executive.

Dowty Aerospace's order book stood at a record level at the year end, well up on 1996.

Messier-Dowty

Messier-Dowty had a good year, benefiting from the increase in Airbus A320 and A330/A340 production and, at the Toronto operation, from regional and business jet programmes. During the year, it delivered the 750th set of Airbus A320 family landing gear and the 200th set of A330/A340 landing gear.

Dowty Aerospace

Dowty Aerospace benefited from its strong position on key civil and military programmes and from the continued outsourcing of components by the aero engine manufacturers. Further major supply contracts were awarded in 1997 which underlined the strong performance across the business.

The Propellers business won contracts to supply the C-27J Spartan transport aircraft while the Engine Rings business won -- from GE --its largest ever order. The Hydraulics and Actuation business was selected to provide a major part of the hydraulic system on the Raytheon Company's Premier 1 entry-level business jet and actuators and offset gearboxes for the new Boeing 767-400ER aircraft. Dowty continued to invest in additional capacity to meet this ongoing growth in demand, particularly for turbine engine components.

BOARD AND MANAGEMENT

I was pleased to be able to announce during 1997 that Bill Laule was to become Chief Executive of TI. I had said publicly that I was confident that my successor as Chief Executive would come from within the Company, and so it has proved. Bill, who has headed Bundy since 1994 and who joined the Board the following year, is already making an important contribution to the development of the Group. His appointment, which became effective on 1st January 1998, will help to ensure continuity of the strategy and culture which have been so crucial to the Group's success.

To make the transition as seamless as possible we have made certain structural changes within the TI headquarters. A Chairman's Committee has been formed which comprises myself, Bill Laule as Chief Executive, and Martin Angle who joined the Board as Group Finance Director in February 1997. This committee is responsible on behalf of the Board for maintaining the strategic direction of the Group.

An Executive Board has also been formed: this is chaired by Bill Laule and is responsible for the overall management of the business. The membership of the Executive Board is the executive Directors of the Company together with John Edwards, Deputy Group Finance Director, and David Lillycrop whose appointment as General Counsel, in addition to his existing role of Group Secretary, was announced in October 1997. Further details of these developments appear in the report of the Directors on pages 32 and 33.


4  TI GROUP

I referred in last year's Annual Report to the appointment to the TI Board of Martin Angle, Group Finance Director, and Gerrit Aronson, Group Director of Human Resources. Both appointments have proved highly successful, and have done much to facilitate the development of the global management team needed for the continuing development of the Group.

The non-executive element of the Board has also been strengthened recently with the appointment of Sir Nigel Broomfield on 18th February 1998. Sir Nigel has enjoyed a distinguished diplomatic career, culminating in a term as British Ambassador to the Federal Republic of Germany. His experience gained in a variety of European and other overseas postings will make him a valuable addition to the Board.

Senior management continued to demonstrate its confidence in the Company by its significant TI shareholdings. As in previous years, executive Directors' and other senior executives' after tax bonuses were paid half in shares. The total value of TI shares currently held by the management team is in excess of (pound)5m, with senior management continuing to align its interests more closely with those of shareholders generally.

OUTLOOK

1997 was another successful year for the Group. We achieved strong organic growth in both sales and profits, good cash generation along with continuing improvements in margins and return on investment.

We have established a top management team with Bill Laule as Chief Executive, and Martin Angle as Group Finance Director, both of whom along with myself will work closely together to ensure the continuing direction and growth of the Group.

Following a year of significant investment, including the creation of the Forsheda Polymer Engineering Group as our fourth leg and the implementation of advanced IT systems within John Crane, we entered 1998 with a strong balance sheet, good cash resources, order books well up on last year and we had a good trading start to the year.

We are confident that with our global spread and balance we will achieve continued growth both in our businesses and in returns to our shareholders.

/s/ Christopher Lewinton

Sir Christopher Lewinton  Chairman
11th March 1998


                                                                     TI GROUP  5

FINANCIAL REVIEW

[GRAPHIC]

"In 1997 TI Group achieved organic growth in sales and profit of 12% with all core businesses continuing to capture market share. The Group continued to generate strong cash flow whilst increasing its investment to support future growth."

Martin Angle, Group Finance Director

INTRODUCTION

The Group's accounting policies are unchanged from last year. The Group has adopted FRS 9 "Associates and Joint Ventures" in 1997 and has increased the disclosures given in respect of the use of financial instruments drawing on the recommendations in FRED 13 "Derivatives and Other Financial Instruments:
Disclosures".

     FRS 10 "Goodwill and Intangible Assets" was issued in December 1997 and will be adopted for the 1998 financial statements.

     The strength of sterling had a material effect on the translation of the 1997 results of the Group's overseas subsidiaries for accounting purposes. However, the Group does not suffer any material foreign exchange transaction exposure because of the global spread of its operations. The table below shows the 1996 and 1997 average and year end exchange rates for the US dollar and the Deutschmark, the movement of which against sterling was representative of other major European currencies.

                            (pound)1=US$   (pound)1=DM

1997 average                       1.64           2.84
1996 average                       1.56           2.37
Sterling stronger                     5%            20%

1997 year end                      1.65           2.96
1996 year end                      1.71           2.64
Sterling stronger/(weaker)           (4)%           12%

     Year-on-year comparisons in 1997 are affected by the first full year contribution made by Forsheda and other businesses acquired in 1996 and by the reduction in the proportion of Messier-Dowty sales, profit and dividend attributable to TI Group from 80% in 1996 to 62.5% in 1997 in accordance with the joint venture agreement. Details of corporate activity completed in 1997 are given in note 1 on page 48.

     Towards the end of the year, it was announced that the Group's 50% share of Messier-Dowty and TI's wholly-owned associated landing gear repair and overhaul business, which together in 1997 accounted for around 8% of Group profit before interest and exceptional items, are, subject to contract, to be sold to Snecma of France. The 1997 results are not affected directly by this proposed disposal but, for clarity, the analysis of results by business segment set out in note 2 on page 49 identifies separately the contribution of the businesses to be divested.

ANALYSIS OF RESULTS

1997 was another year of strong performance by the Group with organic growth of 12% both in sales and in profit before interest and exceptional items. Earnings per share excluding exceptional items increased by 7% and at constant exchange rates were up 14%. Cash flow generation was strong despite a significant increase in investment.

     Total sales in 1997, including the Group's share of joint ventures, were (pound)1,870m (1996: (pound)1,757m). Adjusting for adverse currency translation of (pound)126m, and for changes in the portfolio, organic sales growth was 12% over 1996.

     John Crane demonstrated good performance in difficult industrial markets. The principal process industry markets served by John Crane's Mechanical Seals division were weaker than in 1996.

     Against this background, sales by The John Crane Group, which


6  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

in 1997 comprised Mechanical Seals, Marine and Polymer Engineering, were up 11% at (pound)655m (1996: (pound)593m) after adverse currency translation of (pound)43m and representing 35% of Group turnover. At constant exchange rates and after adjusting for portfolio changes, including the Forsheda acquisition in November 1996, sales grew organically by 4%. Within this the sales of Mechanical Seals and Marine grew organically by 3% and Polymer Engineering by 8%.

     All three of John Crane's divisions strengthened their market positions. Mechanical Seals added 10 new alliance agreements worldwide in 1997, launched several important new products and made significant investment in IT networks and business systems. The Marine division experienced strong market growth driven by record commercial shipbuilding order books. Polymer Engineering made significant progress during the year. The Forsheda business, acquired in November 1996, was integrated into the division. Forsheda had a good year, performing in line with expectations. Polymer Engineering's sales in 1997 were (pound)244m (1996: (pound)168m), with operating profit of (pound)33.6m and a margin of 14%.

     Sales by the Bundy Group, which comprises two divisions, Automotive and Refrigeration, were up 3% at (pound)740m (1996: (pound)718m) after adverse currency translation of (pound)62m, and representing 40% of the Group's turnover. At constant exchange rates and adjusting for changes in the portfolio, Bundy achieved organic sales growth of 11%, significantly above its underlying markets.

     North American automotive production continued at high levels, 4% ahead of 1996. In Europe, production increased by a similar amount although there was considerable variation in individual markets. Latin American production volumes showed year-on-year growth but were depressed late in the year by economic issues. Production volumes in Asia Pacific were only marginally higher than in 1996.

     Bundy's Automotive division sales benefited from a number of major vehicle platforms moving into full scale production and there were further platform wins throughout the world.

     The Refrigeration business continued to make progress although markets remained mixed with European production down slightly on 1996 and North America flat.

     In 1997 The Group's aerospace interests comprised two separately managed businesses: Dowty Aerospace, wholly-owned by TI, which primarily serves the aerospace engine and hydraulic and actuation markets; and Messier-Dowty, The 50% owned landing gear joint venture.

     Aerospace markets showed a significant increase production levels for large commercial aircraft following the upturn in airline orders in 1996. Activity levels at the aerospace engine manufacturers also showed significant growth.

     Excluding the landing gear repair and overhaul business, Dowty Aerospace represented 15% of Group turnover with sales in 1997 increasing by 34% on an organic basis to (pound)275m (1996: (pound)218m). The division benefited from its strong position on key civil and military programmes and from the continued outsourcing of components by the aero engine manufacturers.

     For Messier-Dowty, total sales were (pound)266m (1996: (pound)247m), benefiting from the increase in Airbus A320 and A330/340 production. TI Group's attributable sales from Messier-Dowty and the wholly-owned associated landing gear repair and overhaul business in 1997 totalled (pound)200m (1996:
(pound)228m) up 16% on an organic basis and representing around 10% of the Group's turnover.

     Group profit before interest and exceptional items was (pound)237.0m, up (pound)17.3m over 1996, representing organic growth of 12% after adjusting for adverse currency translation of (pound)15.2m and for changes in the portfolio. Within this total, operating profit at John Crane declined by 3% on an organic basis as a consequence of significantly increased revenue investment coupled with a decline in the principal process industry markets served by Mechanical Seals. Bundy achieved organic profit growth of 7%, reflecting increased volumes, cost efficiencies and added product value offset by weakness in the Brazilian market towards the end of the year which TI sees persisting for the balance of 1998. Organic profit growth at

Return on investment

[GRAPHIC]


                                                                     TI GROUP  7

FINANCIAL REVIEW continued

Dowty Aerospace, excluding the landing gear repair and overhaul business being divested, was 87%, reflecting the increase in sales volume.

     North America showed strong profit performance throughout 1997 and, in the second half, there was considerable improvement in Continental Europe compared with the same period in 1996. With only around 10% of its businesses in Asia Pacific and Latin America, there was no material effect on the Group's results from the economic downturn in these regions.

     The Group's share of operating profit from joint ventures and associates, principally Messier-Dowty, was (pound)18.2m (1996: (pound)18.7m). Group operating margin increased to 12.7% (1996: 12.5%). Return on investment (profit before interest, exceptional items and tax as a percentage of investment including goodwill) for the Group as a whole increased by 1 percentage point over the prior year to 16%.

     Net interest expense for the year was (pound)14.5m (1996: (pound)8.6m) with the increase principally due to the full year effect of the acquisition of Forsheda in November 1996. Interest was well covered at 16 times (1996: 26 times) by profit before interest and exceptional items.

     Group profit before tax and exceptional items was (pound)222.5m, an increase of (pound)11.4m or 5%. After exceptional items relating to property disposals of (pound)(1.9)m (1996: (pound)21.1m), profit before tax was (pound)220.6m (1996: (pound)232.2m).

     The effective rate of tax on profit before exceptional items reduced to 30.9% (1996: 31.7%) following changes announced in the UK Budget on 2nd July 1997. No tax was attributable to the 1997 exceptional items (1996: (pound)2.2m charge).

     Earnings per share excluding exceptional items were 32.0p (1996: 30.0p) an increase of 7%, or 14% after adjusting for the effect of changes in exchange rates. After exceptional items earnings per share were 31.6p (1996: 34.1p), 7% lower reflecting the exceptional profit on the sale of the Smaller Engineering Businesses in 1996.

DIVIDEND

The Directors are recommending a final dividend of 10.8p giving a total dividend per Ordinary share for the year of 15.9p (1996:14.5p), an increase of 10% over the previous year. The dividend is covered 2.0 times by earnings before exceptional items (1996: 2.1 times) and will be paid as a Foreign Income Dividend. Payment details for the final dividend are set out in the report of the Directors on page 31.

CASH AND DEBT

The strong cash generative nature of all the business groups was demonstrated again in 1997. Cash flow from operating activities increased by (pound)23.3m or 11% to (pound)241.4m compared with (pound)218.1m in 1996 due to the increase in operating profit and tight control over working capital, which as a percentage of sales at the year end was below 12% (1996: 12.5%).

     The Group's total investment, comprising revenue investment, which is charged to the profit and loss account, and capital expenditure, increased significantly to (pound)121.2m from (pound)104.2m in 1996. Within this, capital expenditure increased to (pound)79.9m (1996: (pound)63.4m) with all business groups investing in new capacity, new products and the application of advanced manufacturing techniques. Excluding the Group's joint ventures, total investment rose by 21% to (pound)106.4m (1996: (pound)88.1m) of which (pound)71.7m was capital expenditure.

     Group free cash flow (net cash flow from operating activities after the cash effect of capital expenditure) was (pound)192.0m (1996: (pound)173.2m), which exceeded interest, tax and dividend payments by (pound)35.6m representing a free cash flow ratio of 1.25 times, or more than 10% of sales. After (pound)13.7m net expenditure on acquisitions and disposals during the year, internal cash generation reduced debt at 31st December 1997 to (pound)37.9m (1996: (pound)68.0m).

     Net TI shareholders' funds increased to (pound)392.6m (1996:
(pound)324.5m), principally as a result of retained profits of (pound)74.5m, and

Change in Net Debt

[GRAPHIC]


8  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

gearing reduced to 10% (1996: 2l%). The impact of exchange translation on net TI shareholders' funds and net debt at the year end was not significant.

TREASURY

TI operates a central treasury function providing services to the whole Group arranging borrowings, investing surplus funds and managing and reducing financial risks. Group Treasury is not a profit centre and no speculative transactions are permitted. It operates within specific Board policies with compliance confirmed regularly in formal reports to the Audit Committee. There are extensive written control procedures in place and Group Treasury is subject to regular reviews by the financial control function, and by internal and external audit. Treasury systems, including disaster recovery arrangements, are also reviewed and updated regularly. Prudent use is made of financial instruments, mainly forward rate agreements, interest rate swaps, and forward foreign exchange contracts, with relationship banks as the counterparty. Such instruments may also include the purchase, but not the writing, of options in specific circumstances.

     The Group's principal exposures to exchange rate fluctuations arise on the translation of overseas net assets and profits into sterling for accounting purposes.

     Translation exposures arising on consolidation of the Group's overseas net assets are minimised by broadly matching assets with borrowings in each major currency. The level of hedging cover required by Group policy is over 80% across all currencies and TI is fully hedged in all relevant major currencies. As a consequence the Group has significant foreign currency denominated debt offset by sterling deposits.

     The Group's gross debt at 31st December 1997 totalled (pound)406.8m (1996:
(pound)366.6m), with (pound)256.7m in US and Canadian dollars, reflecting the Group's strong North American presence, and (pound)118.6m denominated in Continental European currencies. The principal components of this debt are two private placements of US $220m in total outstanding, and centrally administered bank loans totaling (pound)163.2m. The Group also has a US commercial paper programme rated A1/P1 by Standard and Poor's Corporation and Moody's Investor Services respectively. To support the commercial paper programme and to provide medium term liquidity, the Group has committed bank facilities of (pound)260m maturing in 1999 or later and a further (pound)78m maturing in late 1998.

     Year end cash and deposits predominantly in sterling, totalled (pound)368.9m (1996: (pound)298.6m). The Group adopts a conservative investment policy for its surplus funds, most of which are pooled and managed centrally, with deposits limited by amount and maturity across highly-rated banks. Counterparty risk limits are established for all banks used by the Group, depending on the credit standing of the bank. Extensive use is made of intra-group loans to provide cost effective core funding to operating businesses worldwide.

     Interest rate exposures on borrowings and deposits are monitored carefully and hedging actions taken when market conditions are considered appropriate. Normally, at least one third of borrowings in each major currency is hedged at fixed rates for the next 12 months, using long dated drawings, forward rate agreements, interest rate swaps or collars. Interest rate differentials between the US dollar private placement loans and sterling deposits currently give rise to a net interest charge.

     Exchange translation exposures arising on the consolidation of overseas operating profits are partially offset by interest charges on foreign currency borrowings. These exposures are monitored but are not normally hedged, and no such hedging was undertaken in 1997.

     Exposures to movements in exchange rates on transactions are minimised using forward foreign exchange contracts, normally up to 12 months forward, on a rolling basis. Some aerospace businesses may hedge exposures up to four years into the future, reflecting the nature of commitments in that industry. All TI business units hedge their net exposures through or at the direction of Group Treasury.

LITIGATION

The circumstances surrounding the civil action in the US courts against Dowty Woodville Polymer remain as disclosed in the 1996 Annual Report. The Group does not believe there is any material substance to the claim and will continue to defend its position vigorously.

YEAR 2000 AND EMU

Work is well advanced throughout TI's operations to ensure that `Millennium compliance' is achieved both for all business critical systems and to minimise the potential for disruption arising from any non-compliance by suppliers or customers. Action is also being taken to ensure that, where appropriate, the Group's electronic and other systems will be adapted to handle the introduction of the Euro following European Economic and Monetary Union.

Martin D. Angle, Group Finance Director


                                                                     TI GROUP  9

OPERATING REVIEW

[GRAPHIC]

EXECUTIVE BOARD

Foreground
William J Laule Chief Executive

Background from left to right
Martin D Angle  Group Finance Director
John W Potter  Chief Executive, John Crane
L Antony Edwards  Chief Executive, Dowty
Gerrit O Aronson  Group Director of Human Resources
James L Roe  Director of Strategic Development
Robert J M Fisher  President, Asia Pacific
David P Lillycrop  General Counsel & Group Secretary
John R Edwards  Deputy Group Finance Director


10  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

TI Group Structure

Throughout 1997 and 1996, TI Group consisted of three core businesses, John Crane, Bundy and Dowty, each of which is briefly described below. This structure is reflected in the segment analysis of results on pages 49 and 50. The principal businesses included within each segment are shown on pages 72 and 73.

As from 1st January 1998, the Polymer Engineering business of John Crane Group was separated to form a fourth core business, as described on pages 16 and 17, which now trades as Forsheda Polymer Engineering Group.

------------------------------------
John Crane[LOGO}
------------------------------------
world leader in engineered
sealing systems
------------------------------------
Mechanical Seals
------------------------------------
Marine
------------------------------------
Polymer Engineering*
------------------------------------

John Crane is a world leader in the design, manufacture and distribution of engineered sealing systems. Through its divisions, John Crane provides a wide range of sealing solutions which satisfies customers' needs for knowledge and service in the process, marine and general industrial markets of the world.

*part of John Crane Group until 31st December 1997

------------------------------------
FORSHEDA[LOGO}
------------------------------------
world leader in engineered
elastomer seals
------------------------------------
Engineered Seals
------------------------------------
Pipe Seals
------------------------------------
Speciality Products
------------------------------------

Forsheda Polymer Engineering is a world leader in engineered elastomer seals for the industrial, automotive and aerospace industries. It has a world class capability in design, materials and process engineering and focuses on products and applications with exacting environmental and service demands.

------------------------------------
BUNDY[LOGO}
------------------------------------
world leader in fluid
carrying systems
------------------------------------
Automotive
------------------------------------
Refrigeration
------------------------------------

Bundy is a world leader in specialised small diameter fluid carrying systems for the automotive and refrigeration industries. Through its unrivalled capability in design, development and manufacturing, Bundy supplies systems to satisfy the global needs of its customers in both the automotive and refrigeration markets.

------------------------------------
DOWTY[LOGO]
MESSIER-DOWTY[LOGO]
------------------------------------
world leader in
aerospace systems
------------------------------------
Dowty Aerospace
------------------------------------
Messier-Dowty
------------------------------------

Dowty, through its Dowty Aerospace business units, is one of the world's leaders in hydraulic and actuation systems, turbine engine components and propellers. Through the Messier-Dowty joint venture between TI Group and Snecma of France, it is part of the world leading team in design, development and manufacture of landing gear systems.

--------------------------------------------------------------------------------
Distribution of sales by geographic origin
--------------------------------------------------------------------------------

[GRAPHIC]

United Kingdom (19%)
Continental Europe (26%)
North America (44%)
Rest of World (11%)

--------------------------------------------------------------------------------
Distribution of profits by geographic origin
--------------------------------------------------------------------------------

[GRAPHIC]

United Kingdom (20%)
Continental Europe (25%)
North America (49%)
Rest of World (6%)


                                                                    TI GROUP  11

JOHN CRANE GROUP

world leader in engineered sealing systems

John Crane is a world leader in the design, manufacture and distribution of engineered seals and sealing systems. Through its three divisions John Crane provides the most Comprehensive range of sealing solutions to satisfy customers' needs for knowledge and service in the process, marine and general industrial markets of the world. There are 10,000 employees based in more than 240 locations in 46 countries ensuring a global presence which is unsurpassed in the industry.

     During the year John Crane's world leadership was enhanced by continued investment in new products and capacity, the integration of Forsheda into the existing Polymer activities and the announcement of three strategically significant acquisitions. Against a background of mixed market conditions, John Crane consolidated its position as a world leader and gained share in all three divisions. Order books at the end of the year were stronger than at the previous year end and, when coupled with the substantial investment programme implemented during 1997, John Crane is well positioned to continue to serve its customers and sustain profitable growth.

On 1st January 1998 the Polymer Engineering business was separated from John Crane Group to form a fourth core business which now trades as Forsheda Polymer Engineering Group. See pages 16 and 17 for further information.

(pound) million                  1997         1996

Turnover                        654.9        592.5
Profit Before Interest           99.0         97.1
Net Assets                      193.5        199.2

Management

Under the continued leadership of John Potter, the John Crane management team has been further strengthened during the year. Robin Thompson was appointed Director of Strategic Development and John Crane's commitment to people was confirmed with the appointment of Frank Richardson as Director of Management Development. Bob Saunders was appointed Managing Director, Lubrication Systems to focus on global growth opportunities for this developing business.

     John Cousins OBE continues as Managing Director of Marine and Clive Stearnes as Chief Executive, Polymer Engineering (now Forsheda Polymer Engineering).

     With the regional management of Mechanical Seals also continuing unchanged John Crane has a strong and highly experienced team clearly focused on generating profitable growth.


12  TI GROUP

John Crane[LOGO]

[GRAPHIC]

Group Structure

Mechanical Seals

Designs manufactures and distributes a comprehensive range of mechanical seals and sealing systems for the process industries of the world.

Marine

Provides a total on-board sealing service for the commercial and naval fleets of the world.

Polymer Engineering*

Supplies an extensive range of engineered polymer sealing solutions for global industrial markets.

*part of John Crane Group until 31st December 1997


                                                                    TI GROUP  13

Mechanical Sales

[GRAPHIC]

New T2800EX Slurry Seals

The new Type 2800EX gas lubricated non-contacting pump seals were specified to seal molten product pumps at this Mid-West chemical plant.

[GRAPHIC]

Eli Lilly chooses John Crane products

Following a recently signed alliance agreement, a Type 5600 Universal Cartridge Seal is fitted to a Syltherm circulation pump at Eli Lilly and Company's Lafayette, Indiana facility.

The world's process industries, principally chemical, petroleum, pulp and paper and food and beverage, represented challenging markets in 1997 which were weaker than the previous year. The Mechanical Seals division outperformed the underlying growth of its served market with continued investment in new products, extension of its alliance programme and the recruitment of additional sales and application engineers. At the end of the year the order book was at a record high, 5% greater than at the same time as last year.

     In 1997 the global launch of the T5600 Series Universal Cartridge Seal was completed. First year sales, coupled with outstanding customer acceptance, make the T5600 one of the most successful new products ever launched by John Crane. The innovative T2800 Seal, which uses the principle of non-contacting technology developed for use in compressors, was extended during the year to cover high pressure applications and high purity equipment used in the production of pharmaceuticals and chemicals.

     An Integrated Sealing Information System (ISIS) was launched, providing the John Crane global sales force with a powerful and portable software tool. Using ISIS, sales engineers are able to produce an optimum proposal at a customer site, utilising state-of-the-art seal selection software that provides access to the total John Crane global database. ISIS puts John Crane knowledge, technology and service at the fingertips of any authorised user worldwide.

     Customer alliances continue to be an important source of organic growth for John Crane. Under an alliance programme, John Crane actively participates in the management of maintenance and repair of its customer's pumping system to achieve improved reliability and reduce operating costs. In return John Crane can become an exclusive supplier of mechanical sealing systems to the customer. In 1997 a more focused organisation was established specifically to develop relationships with customers in this respect. During the year 10 new alliance agreements were added worldwide, including agreements with Koch Refining and ICI.

     Additional sales and application engineers were recruited in all regions of the world and there are now some 1,200 highly skilled individuals dedicated to satisfying the needs of John Crane's customers globally. During the year the number of sales and service locations was increased by 16 including 9 new service centres in areas such as Czech Republic, Germany, Mexico, Venezuela, Colombia and Norway, demonstrating John Crane's continuing commitment to total customer support on a global basis.

     In December it was announced that John Crane had reached agreement to acquire the Sealol Industrial Division of EG&G. The primary focus of Sealol is on the high temperature segment of the petroleum and chemical industries and it is anticipated that John Crane's worldwide organisation will accelerate the global growth of Sealol. At the same time John Crane agreed to sell its Belfab business to EG&G.

     John Crane's unrivaled capability to provide knowledge and service that satisfies customer needs worldwide will ensure that Mechanical Seals continues to strengthen its global leadership position and continues to grow.


14  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

Marine

[GRAPHIC]

Seals for US Navy

John Crane Marine stern shaft seals for an aircraft carrier: submarine propulsion shaft seals will be supplied following the acquisition of EG&G's marine product line.

Polymer Engineering 1997

[GRAPHIC]

Forsheda Polymer Engineering

3.6m diameter Forsheda pipe seals were specified to seal the Cologne flood control reservoir's 50 tonne concrete pipes.

John Crane Marine continued to strengthen its global leadership position, increasing market share by outperforming both the defence and commercial shipbuilding markets.

      The strength of the commercial shipbuilding market continued in 1997, with the world order book at an all time high. The division expanded its global network during the year and, along with its extensive technological sealing portfolio, was able to take advantage of this trend to record strong gains. Major contracts were secured to supply products for all types of ships ranging from cruise liners to offshore support vessels.

      Despite the relatively flat market in the defence sector the division continued to expand in both existing and new countries with the number of navies served increasing from 62 to 65. In the US major contracts were received for hull seals for 3 aircraft carriers and 14 new destroyers. In Australia, the seals of 6 submarines were upgraded as part of the Australian Navy's new shipbuilding programme.

      The precision handling cable systems business, integrated into the division at the beginning of the year, also benefited from leveraging the global network and from the rapidly expanding underwater telecommunications cable market to secure multimillion pound contracts in Asia Pacific and Europe.

      Substantial investments were made in the division. An agreement to take a 30% stake in Lips United was announced, with an option to buy the remaining 70% by mid 1998. Based in the Netherlands, Lips designs and manufactures propellers, shafts, thrusters and water jets together with electronic controls for manoeuvring ships. The acquisition of the marine seal product line from US based EG&G to enlarge the division's on-board product portfolio was also announced. The products comprise hull, pump and torpedo seals, used predominantly by the US Navy's submarine fleet. The division is already the major marine seals supplier to the US surface fleet.

      The integration of these businesses will provide the basis to transform the division from a global leader in seals and bearings into a world leader in Marine Propulsion Systems.

1997 was a year of substantial expansion for Polymer Engineering as the Swedish industrial group Forsheda was successfully integrated into the existing Polymer Engineering activities. A new organisational structure for the combined operations was established on a global basis designed to increase customer focus and maximise operating efficiency.

      During 1997 markets were mixed with favourable conditions in North America and the UK but industrial markets in Continental Europe were flat. However, both Forsheda and Polypac performed in line with expectations and good growth was maintained across the division.

      Performance was enhanced by opportunities which were identified in the Forsheda acquisition and the introduction of new sealing programmes.

      With the recent acquisition now integrated and the new global organisation in place, Polymer Engineering is of sufficient size and substance to operate on a "stand alone" basis. From 1st January 1998 it was separated from John Crane Group to form a fourth core business which now trades as Forsheda Polymer Engineering Group.


                                                                    TI GROUP  15

FORSHEDA
POLYMER ENGINEERING GROUP
world leader in engineered elastomer seals

From 1st January 1998, TI Group's polymer engineering interests have been combined in Forsheda Polymer Engineering Group, which now stands alongside John Crane, Bundy and Dowty as TI Group's fourth world leader business.

      Forsheda Polymer Engineering has 5,000 employees, operates from 41 locations and has 24 manufacturing sites spread across 16 countries. The product range covers three main areas: Engineered Seals, Pipe Seals and Speciality Products. Very much a knowledge and service business, Forsheda Polymer Engineering specialises in devising customised polymer sealing solutions, Its main customer base is in the industrial, automotive and aerospace markets, serving blue chip customers who value quality, seek innovation and delegate design. It has one of the world's largest range of elastomer seals and an extensive capability in design, materials and process engineering. There are dedicated centres of excellence in the UK, USA, Sweden and Malta with fully equipped laboratories working on product development. Enabling technologies include finite element modelling, and prototypes are tested and evaluated in comprehensive facilities which incorporate environmental, dynamic, thermal and pressure cycle testing.

      Forsheda Polymer Engineering has an internationally experienced senior management team with a clear global strategy and has good prospects for enhanced organic growth. With the Support of TI Group, there will be continued investment in process and product and, where appropriate, bolt-on acquisitions to accelerate global spread and to expand technological capability.

                     (pound) million                   1997
                     --------------------------------------
                     Turnover                         243.8
                     --------------------------------------
                     Profit Before Interest            33.6
                     --------------------------------------
                     Net Assets                        22.0
                     --------------------------------------

The figures in the above table are included in the review for John Crane on page 12.

Management

A new global management structure was established in 1997 under the leadership of Clive Stearnes as Chief Executive. Regional heads are Eduardo Moraes in Europe, Geoff Bicknell in North America, Nick Anderson in Latin America, and Mick Davies as Technical Director.

      The management team will be further strengthened in 1998 with the appointment of a President for Asia Pacific, and Fred DeCusatis will be joining the team as Finance Director.


16  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

[LOGO]

New in 1998

[GRAPHIC]

Group Structure

Engineered Seals

Includes "0" rings, shaft seals, hydraulic seals, gaskets and diaphragms designed for industrial, automotive and aerospace markets. The focus is on exacting environmental and service applications.

Pipe Seals

A world leader in sealing systems for concrete and plastic pipes used principally in the water and construction industries. The products service the increasing worldwide demand for leak-free, long service life sealing for water and sewer systems.

Speciality Products

A range of niche polymer engineering activities servicing specialised applications including rail gangways, protective masks, military vehicle track components and resonance dampers.


                                                                    TI GROUP  17

BUNDY GROUP
world leader in fluid carrying systems

Bundy is a world leader in specialised small diameter fluid carrying systems for the automotive and refrigeration industries, The business employs over 12,000 people located in over 95 facilities in 27 countries and its sales are approximately 70% automotive and 30% refrigeration. Bundy's geographical spread is 45% North America, 40% Europe and 15% Rest of World.

      During 1997 Bundy's global position was further strengthened through continued investment in new product technology and capacity together with increased shareholdings in subsidiaries in China and India,

      In the year Bundy consolidated its world leadership position recording market share gains in both Automotive and Refrigeration against a background of mixed market conditions.

      Following the successful launch of a significant number of new programmes during the year, Bundy is well positioned to sustain profitable growth entering 1998 with record order book levels.

                    (pound) million           1997    1996
                    --------------------------------------
                    Turnover                 740.0   717.9
                    --------------------------------------
                    Profit Before Interest    78.2    79.3
                    --------------------------------------
                    Net Assets               247.4   231.3
                    --------------------------------------

Management

Bill Laule, promoted to Chief Executive of TI Group on 1st January 1998, continues as Chief Executive, Bundy Group. Ken Templeton was appointed Deputy Chief Executive in addition to his role as Finance Director to ensure continuity of Bundy's overall objective of profitable growth. John Langston was appointed Chief Executive of the Automotive division and Malcolm Aitken was appointed Chief Executive of the Refrigeration division.

      Supporting the above is a strong management team clearly focused on growing the business profitably.


18  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

[LOGO]

[GRAPHIC]

Group Structure

Bundy

Automotive

Leading global supplier of small diameter fluid carrying systems for brake, fuel and powertrain applications. The combination of Bundy's technologies in rigid tube, flexible hoses and quick connectors offers complete solutions for fluid carrying systems to the world's automotive industry.

Refrigeration

World leader in the design, manufacture and supply of a comprehensive range of cooling systems, including condensers, evaporators, freezer shelves and heat exchangers, thereby offering a global capability to supply the world's refrigeration manufacturers.


                                                                    TI GROUP  19

[GRAPHIC]

Bundy Supplies Ford Taurus/Sable

Bundy's Kit Scarbrough joins the Ford Atlanta Assembly Fuel Line Supervisor to see Bundy front and rear fuel bundles fitted on the vehicle line.

[GRAPHIC]

Thrust SSC

Thrust SSC relied on Bundy brake and fuel lines when it set the world's first supersonic and speed record of 763.035 mph.

1997 was a year of continued success for Bundy Automotive. The management team was strengthened with the appointment of John Langston as Chief Executive, Automotive.

      During the year Bundy gained full control over its North China subsidiary by increasing its shareholding to 90% whilst the investment in Bundy India was increased from 56% to 7l% via a preferential share issue.

      Investment continued in 1997, both in capital and in product development, to provide quality support to customer programmes and to further enhance "just-in-time" delivery concepts.

      New product introductions included the Alu/Pa coating in Europe for the VW Group. This product has also been selected by Fiat for its Multipla model.

      An important co-operation agreement with Freudenberg was announced during 1997. This will support further growth through the joint marketing of brake systems to the major OEMs adding Freudenberg's flexible hose technology to Bundy's product range.

      In 1997 dedicated business units were formed to provide improved support and service to customers on a global basis. The creation of these business units, together with improved advanced quality planning techniques, enabled Bundy to successfully introduce 56 new vehicle programmes.

      In North America, automotive production remained strong with a continued increased market share for light trucks. Bundy benefited from this trend with its participation on key volume platforms, notably the Ford F series and Expedition, and the Chrysler Ram. The capability to design, develop and manufacture solutions to meet the ever increasing legislation and environmental standards of safety and emissions resulted in new business gains. Business won included brake systems for the GM T800 light truck, the Mitsubishi Galant programme and the Nissan Frontier combined brake and fuel systems.

      In Europe, automotive production was mixed across the major markets but overall was slightly ahead of last year. Bundy achieved increased sales driven by the launching of several major programmes including the GM Astra by Bundy Belgium, the Volvo S90 by Bundy Sweden and the Rover Freelander by Bundy UK.

      In the rest of the world, Bundy successfully leveraged its product and technological expertise in coatings, quick connectors and multi-layer fuel hose into many countries including Brazil, Mexico, India and Korea. Bundy China was awarded 100% of the brake and fuel line business for the GM Buick Regal whilst Bundy Brazil secured the GM Blue Macaw business, through providing the level of support being sought on a global basis.

      Bundy's commitment to quality was recognised and rewarded in all of the continents with many "Best Supplier" awards including, for the third year, GM's "Supplier of the Year - Brake and Fuel Lines". All major facilities are now approved to ISO 9000 quality levels with progress towards achieving the ISO14001 environmental standard well underway.

      Order books at the end of 1997 were at record levels and Bundy Automotive is well positioned to continue its profitable growth.


20  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

[GRAPHIC]

No-Frost Evaporator

These evaporators use Peerless advanced all aluminium technology available to Bundy under the strategic alliance.

[GRAPHIC]

Chest Freezer Evaporator

Bundy's Klas Klogborg inspecting evaporators for chest freezers which are supplied in wrap-round or serpentines.

In 1997 Malcolm Aitken was appointed Chief Executive of the Refrigeration division. Following this appointment, the division was reorganised into a clearly focused global business to provide an improved service to all its customers. Bundy is the only truly global supplier of refrigeration cooling systems and the dedicated focus will ensure the continuing growth of the division.

      Bundy formed a global alliance with Peerless of America for the manufacture, sale and distribution of frost-free evaporators, adding this important product to Bundy's comprehensive range of cooling system products.

      Major refrigeration OEMs, including Electrolux, Whirlpool Bosch Siemens and Daewoo, are becoming increasingly global in their activities, providing Bundy with opportunities on all continents to leverage its established global presence.

      Investment in 1997 included a new satellite for Whirlpool in Delhi and a single-wall tube line in Baroda, India. Further investments were made in Europe, Asia Pacific and Latin America, where Bundy is the lead supplier in cooling systems to the refrigeration OEMs.

      In North America, markets were fairly flat but Bundy continued to achieve growth from outsourcing opportunities. Newly focused teams are building relationships with the major OEMs and Bundy is well placed for substantial growth in this region.

      In Latin America, the division benefited from the acquisition of the Roll Bond evaporator business of Alcan in the second half of 1996. This enabled the complete range of cooling system products to be sold in Brazil, Mexico, Colombia and Venezuela.

      Bundy Mexico is working with Vitro in Mexico and a number of OEMs in the USA to provide components which will help them meet the new energy regulations. New business has also been won in Brazil to supply components to Bosch Siemens, for a new range of refrigerators, and Embraco, for its compressors.

      In Europe, the market was slightly weaker than in 1996 but Bundy continued to grow its sales and won new programmes. These included the supply of Candy's cold wall evaporators in the UK, products to Arcelik in Turkey, all condensers and evaporators for Electrolux's chest freezer production in Hungary and compressor components to both Electrolux and Embraco. Of significant importance was the contract to supply the new patented Waveline(TM) condenser to Electrolux and the first contract for frost-free evaporators in Europe. A contract has also been finalised to supply condensers and door-warmers to Daewoo's new factory in Spain.

      In Asia Pacific, Bundy maintained its leading position in Australia and substantially increased sales in China and India. In China sales to the largest OEM, Kelon, improved, whilst in India Whirlpool awarded Bundy the contract to supply all condensers for its direct cool business. This success, built upon Bundy's relationship with Whirlpool in Europe and Latin America, positions Bundy as the largest condenser manufacturer in India.

      During 1997 Electrolux do Brazil awarded "Best Supplier" status to Bundy Brazil.

      Bundy's commitment to its customers and the ever increasing demands of greater quality, environmental legislation and energy usage regulations around the world have supported growth in 1997 and place it well for accelerating the rate of growth in the future.


                                                                    TI GROUP  21

DOWTY GROUP
world leader in aerospace systems

The Dowty Aerospace businesses and Messier-Dowty, the joint venture between TI Group and Snecma of France, enjoyed another good year. As major suppliers to Airbus and Boeing they were able to benefit from the buoyant civil aerospace market, within which the world's two leading aircraft manufacturers announced record build rates and substantial new orders.

      Dowty Group has recorded an increase in both sales and profit, despite the decrease in TI Group's share of Messier-Dowty profits which was 80 percent in 1996 and 62,5 percent in 1997, The Dowty Aerospace businesses continued to grow strongly and, with an order book which has strengthened considerably, are well positioned for further growth in 1998.

      In December it was announced that Snecma of France, the joint venture partner, would acquire TI's share of Messier-Dowty, together with TI's wholly-owned landing gear repair and overhaul business.

                      (pound) million            1997   1996
                      --------------------------------------
                      Turnover                  475.5  446.2
                      --------------------------------------
                      Profit Before Interest     61.5   43.5
                      --------------------------------------
                      Net Assets                127.5  118.3
                      --------------------------------------

Management

Dowty Group has continued under the leadership of Tony Edwards and, during the year, appointed Geoff Smith to the position of Deputy Chief Executive.

      For the strengthened Dowty Aerospace international management team, 1997 has been a year of team building and consolidation. Led by Peter Wright, Managing Director, increasing attention has been given to customer service and reducing costs while successfully managing this group of businesses through a significant growth period.

      Messier-Dowty has increased its focus on the service provided to customers worldwide through a management reorganisation. Within this, Andy Stevens has been appointed Managing Director of Messier-Dowty Europe which combines the facilities at Gloucester, Velizy, Bidos and Montreal.


22  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

[LOGO]

[GRAPHIC]

Dowty Global Locations

Group Structure

Dowty Aerospace

Specialised aerospace systems for major civil and military aircraft programmes throughout the world -- hydraulic and actuation systems, turbine engine components, propeller systems and repair and overhaul.

Messier-Dowty

All types of landing gear systems for civil and military aircraft from helicopters to large transport Design and manufacture on both sides of the Atlantic with worldwide customer support.


                                                                    TI GROUP  23

Dowty Aerospace

[GRAPHIC]

Boeing 737 Thrust Reverser Actuator

James Gutierrez assembling one of 300 such actuators supplied monthly by Dowty Aerospace Los Angeles.

[GRAPHIC]

Combustion Chamber Outer Case

Tru-Form's Brad Fleeger inspects critical height dimensions on a combustion chamber outer case for the new Pratt & Whitney (Canada) PW3O8 engine.

Dowty Aerospace has been well placed to benefit from the aerospace growth cycle through its involvement on a number of key aircraft programmes and strong position with the major engine manufacturers.

      The Hydraulics and Actuation businesses benefited from the growth in aircraft build rates, in terms of both original equipment sales and increased spares demand. This, coupled with significant gains in manufacturing efficiency through various lean manufacturing initiatives, has resulted in an improved financial performance.

      Products with unsurpassed in-service records have led to selection on major programmes and a customer list that includes all the major civil and military, fixed and rotary wing aircraft constructors. In 1997 a significant milestone was reached with on-time delivery of the first sets of equipment for the aircraft selected to satisfy the US Air Force/US Navy Joint Primary Aircraft Training System (JPATS), which includes over 700 aircraft. Another boost came with the decision to proceed with Eurofighter, on which Dowty is a major supplier. A number of new orders were secured during the year. The Raytheon Aircraft Company selected Dowty to provide a major part of the hydraulic system on its Premier 1 business jet and Boeing placed contracts to supply high lift systems equipment for the new Boeing 767-400ER, a new extended range and increased capacity version of the highly successful Boeing 767.

      Dowty Turbine Engine Components (D-TEC) leads the world in aircraft engine ring technology and rigid tube fabrication, supplying gas turbine engine components to every major engine programme in the Western World. The D-TEC businesses had another strong year, with increases in sales to all of the big three engine companies, General Electric, Rolls-Royce and Pratt & Whitney. Specialist machining outsourced from the engine companies also increased substantially enabling D-TEC to capitalise upon the programme of focused investment carried out in previous years. Penetration of the world market was widened with delivery of equipment for Zorya, in the Ukraine for the MR-90 industrial gas turbine engine.

      In addition, the company was successful in securing a US$100m order to supply engine rings to General Electric Aircraft Engines. This three-year contract which starts in 1999, is the largest ever won by D-TEC.

      Dowty Aerospace Propellers increased its sales in 1997 as production of the new C-130J Hercules aircraft was stepped up, first deliveries to both the Royal Air Force and the Royal Australian Air Force being scheduled for 1998. Following its success on that programme, the company was selected to supply the propeller system for the Lockheed Martin/Alenia C-27J Spartan transport aircraft, an order worth US$100m on projected aircraft sales. Dowty's advanced propeller systems are also being supplied to Bombardier for the new de Havilland Dash 8 Series 400 aircraft which was unveiled at a ceremony in November.

      The Repair and Overhaul business in the UK, USA and Singapore, which largely supports the landing gear activities of Messier-Dowty, continued to grow steadily. Volume increases and wide ranging efficiency improvements resulted in improved sales and profit margins.

      Demand for heat treatment services from Thermal Processing Group remained high throughout the year. This business was sold in early 1998.


24  TI GROUP

                                                  OPERATING AND FINANCIAL REVIEW

Messier-Dowty

[GRAPHIC]

Combustion Chamber Liner

Bryan Monahan checking co-ordinates at D-TEC's Valley Manufacturing, where these components are machined and assembled.

[GRAPHIC]

Equipment for Eurofighter

Messier-Dowty is the main contractor for Eurofighter landing gear systems. Dowty Aerospace supplies hydraulic and actuation systems and turbine engine components.

      Dowty Aerospace equipment is flying on more than 200 current types of aircraft and supporting some 450 airlines and 150 military operators worldwide. It has entered 1998 with an increased order book and a strong position on key civil and military programmes, including all of the current Airbus and Boeing programmes. To take advantage of the buoyant aerospace market, capital investment was increased substantially in 1997 and is forecast to be further increased in 1998. These factors, coupled with a commitment to maintain high levels of customer service and quality, give confidence in the division's ability to ensure future strength and profitable growth.

Messier-Dowty has continued to build on its strong foundations. The facilities in UK and France, together with Montreal, benefited from the increase in Airbus A319/A320/A321 and A330/A340 production build rates while Toronto achieved a strong performance from its regional and business jet programmes.

      During the year, the Raytheon Aircraft Company chose Messier-Dowty to design and manufacture the integrated landing gear system for the all-new Hawker Horizon business jet and Fairchild Dornier selected the company to supply landing gear for the DO328-300 commuter jet. These contracts should be worth US$150m over the life of the two aircraft programmes.

      CASA, one of the partners in Airbus Industrie, selected Messier-Dowty to develop the landing gear system for its new C295 military transport aircraft, a programme launched at the Paris Air Show. The same venue was used by Airbus Industrie to communicate the commercial launch of the A340-500/600 aircraft and for the announcement of Messier-Dowty's selection as the landing gear supplier on both programmes. The Airbus Industrie Board authorised full go-ahead for these new ultra long-range/increased capacity derivatives of the A340 aircraft in December, after finalising agreements with several major launch customers.

      These new contracts, combined with Messier-Dowty's position on existing major programmes in all segments of the aerospace market, have helped consolidate its world leading position. To cope with the growing order book, the company has continued its investment programme, primarily in manufacturing facilities and equipment.

      All sites have benefited, including Toronto which completed a new assembly facility that was officially opened by Canada's Minister of Economic Development, Trade and Tourism.

      Messier-Dowty has continued to pursue initiatives aimed at achieving efficiencies and improved customer service and it has produced increases in market share, sales and profitability. These achievements over its first three years have meant that the business is well positioned to develop its world leadership under the ownership of Snecma.


                                                                    TI GROUP  25

INTERNATIONAL MANAGEMENT -- TI Group's global businesses are driven by a strong Cadre of senior managers, all of whom have extensive international experience. Pictured below are just some of the senior team whose knowledge and experience covers all regions of the globe, from North America to Europe and from South America to the Far East,

[GRAPHIC]

1 Joe Macneil
Vice President Finance
Bundy North America, DETROIT

2 Jim Davis
President
Bundy North America, DETROIT

3 Dan Cook
Commercial Director
Bundy Automotive, DETROIT

4 John Cousins OBE
Managing Director
John Crane Marine, HAMPSHIRE

5 Derek Wilson
Managing Director
John Crane Mechanical Seals,
Europe, Middle East and Africa

6 Clive Stearnes
Chief Executive
Forsheda Polymer Engineering Group, ABINGDON

7 Geoff Bicknell
President
Forsheda Polymer Engineering,
North America, CHICAGO

8 Jorge Garces
President
John Crane Mechanical Seals,
Latin America, MEXICO CITY

9 Doug Fockler
Senior Vice President Operations
John Crane North America, CHICAGO

10 Roger Fix
President
John Crane Mechanical Seals,
North America, CHICAGO

11 Pracheesh Mathur
President
Dowty Aerospace Asia Pacific, SINGAPORE

12 Eduardo Moraes
Managing Director
Forshedo Polymer Engineering,
Europe, Middle East and Africa, ABINGDON

13 Tony Martin
President
Bundy Asia Pacific, ADELAIDE

14 Geoff Gieske
Vice President Human Resources
John Crane North America, CHICAGO

15 Bob Wasson
Senior Vice President Finance
John Crane North America, CHICAGO


26  TI GROUP

[GRAPHIC]

16 Fred DeCusatis
Chief Financial Officer
Messier Dowty International, ABINGDON

17 Andy Stevens
Managing Director
Messier-Dowty Europe, PARIS/GLOUCESTER

18 Malcolm Aitken
Chief Executive
Bundy Refrigeration, ABINGDON

19 Ken Templeton
Deputy Chief Executive
Bundy Group, ABINGDON

20 Rick Berg
President
Dowty Aerospace Los Angeles, LOS ANGELES

21 Peter Wright
Managing Director
Dowty Aerospace, ABINGDON/PENNSYLVANIA

22 Mark Celusniak
President
Dowty Turbine Engine
Components, PENNSYLVANIA

23 Richard Scanlon
Managing Director
John Crane Asia Pacific, SINGAPORE

24 Roger Bishop
Process Industry Sales Director
John Crane Mechanical Seals, SLOUGH

25 Keith McCartney
Director Human Resources
TI Asia Pacific, SINGAPORE

26 Ralph Kessler
Vice President Legal Affairs
TI Group Inc, NEW YORK

27 Jim Katzoff
Executive Vice President
TI Group Inc, NEW YORK

28 Michael Steel
Commercial/Legal Director
Messier-Dowty International, ABINGDON

29 Geoff Smith
Deputy Chief Executive
Dowty Group, ABINGDON/GLOUCESTER

30 John Langston
Chief Executive
Bundy Automotive, ABINGDON


                                                                    TI GROUP  27

DIRECTORS AND SECRETARY

[GRAPHIC]

Sir Christopher Lewinton ++ #

Chairman
Joined the Board in 1986 as Chief Executive and Deputy Chairman, becoming Chairman in 1989. Wide international experience; based in the United States for many years. A non-executive Director of Reed Elsevier and a member of the Supervisory Board of Mannesmann AG. Age 66

o Member, Organisation and Remuneration Committee
+ Member, Audit Committee
++ Member, Nominations Committee
# Member, Chairman's Committee

NON-EXECUTIVE DIRECTORS

[GRAPHIC]

John M Hignett o + ++
Deputy Chairman
Joined the Board in 1989, becoming Deputy Chairman in 1993.
Chairman, Audit Committee.
A Director of Sedgwick Group and Alfred McAlpine. Formerly a Director of Glaxo Holdings, a Managing Director of Lazard Brothers & Co and Director General of the Takeover Panel. Age 64

[GRAPHIC]

Sir Colin Chandler o +
Joined the Board in 1992. Chairman and Chief Executive, Vickers. A Director of Guardian Royal Exchange. Vice President, Engineering Employers Federation. A Member of the National Defence Industries Council. Formerly Head of Defence Export Services, Ministry of Defence. Age 58

[GRAPHIC]

Lord Fanshawe of Richmond KCMG o + ++
Joined the Board in 1990.
Chairman, Organisation and
Remuneration Committee.
A Director of Xerox UK. Member, Pratt & Whitney European Advisory Board. Chairman of Sedgwick Group until 1997. Formerly a Foreign Office Minister. Age 70

[GRAPHIC]

John M Harris o
Joined the Board in 1991. President, The Forum Corporation based in Boston. Formerly President and CEO, Rockefeller Financial Services Inc and President of the European operations of Booz Allen & Hamilton. An American citizen. Age 57

[GRAPHIC]

Rudolf G Mueller CBE o
Joined The Board in 1996. Chairman of Chiltern Group. Member of the Board of Lend Lease Corporation and Chairman of Lend Lease Europe. Previously held senior positions with DBS in Zurich, Singapore and London where he was Chairman of the DBS Group until December 1997. Formerly Director of the London Stock Exchange. A Swiss citizen. Age 63

[GRAPHIC]

Sir Nigel Broomfield KCMG +
Joined the Board in February 1998. A non-executive Director of Foreign and Colonial German Investment Trust. Director Designate of the Ditchley Foundation and an adviser to Arthur Andersen. A retired diplomat, British Ambassador to the Federal Republic of Germany until March 1997. Age 61


28  TI GROUP

EXECUTIVE DIRECTORS

[GRAPHIC]

William J Laule #

Chief Executive
Joined the Board in 1995. Chief Executive, Bundy since 1994 becoming Chief Executive, TI Group in January 1998. Previously President Bundy North America. Senior management experience gained with Rockwell International in the United States and Europe. An American citizen. Age 49

[GRAPHIC]

Martin D Angle #
Group Finance Director
Joined the Board in February 1997. Wide international business experience gained in senior positions with SG Warburg, Morgan Stanley and the Dresdner Kleinwort Benson Group, based in the United States and the UK. A Chartered Accountant. Age 47

[GRAPHIC]

John W Potter
Chief Executive, John Crane
Joined the Board in 1992, becoming Chief Executive, John Crane in 1994. Previously Chief Executive, Bundy. International operating and senior management experience gained in global companies whilst based in Europe and the United States. Age 54

[GRAPHIC]

L Antony Edwards
Chief Executive, Dowty
Joined the Board in 1992. Senior management experience gained with General Electric in the United States and as President, Canadair. Formerly Group Managing Director, Lucas Industries. Past President, Society of British Aerospace Companies. A Member of the National Defence Industries Council. Age 53

[GRAPHIC]

Gerrit O Aronson
Group Director of Human Resources
Joined the Board in February 1997. Senior human resource management experience gained with Northern Telecom and Bell-Northern Research in the UK, the United States and Canada. Formerly, Group Director of Human Resources, Wellcome, subsequently Glaxo-Wellcome. A Canadian citizen. Age 47

[GRAPHIC]

James L Roe
Director of Strategic Development
Joined the board in 1994. Director, Strategic Development since 1986. Previously, Senior Vice President, John Crane International. Experience outside TI includes management consultancy. Age 53

[GRAPHIC]

Robert J M Fisher
President, Asia Pacific
Joined the Board in 1992, becoming President, Asia Pacific in 1996. Previously, Managing Director, Operations and Chief Executive, John Crane. International marketing and senior management experience gained in global companies whilst based in Asia, South America and the United States. Age 59

David P Lillycrop
General Counsel and Group Secretary


                                                                    TI GROUP  29

STATUTORY INFORMATION

31    REPORT OF THE DIRECTORS

36    REPORT OF THE ORGANISATION AND REMUNERATION COMMITTEE

40    STATEMENTS OF THE DIRECTORS

41    AUDITORS' REPORTS

42    ACCOUNTING POLICIES

44    CONSOLIDATED PROFIT AND LOSS ACCOUNT

45    BALANCE SHEETS

46    CASH FLOW STATEMENT

47    STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

      MOVEMENTS IN NET TI SHAREHOLDERS' FUNDS

48    NOTES TO THE FINANCIAL STATEMENTS

72 PRINCIPAL SUBSIDIARIES, ASSOCIATED UNDERTAKINGS AND OTHER PARTICIPATING INTERESTS

74    GROUP FINANCIAL HISTORY

75    NOTICE OF ANNUAL GENERAL MEETING

IBC GROUP ADDRESSES, REGISTRARS AND ADR DEPOSITARY


30  TI GROUP

REPORT OF THE DIRECTORS

TI group is an international engineering group concentrating on products in specialised niches on a global basis. A summary of the businesses in each segment with the names of the principal Group companies appears on pages 72 and
73. The Chairman's statement is set out on pages 2 to 5, the operating and financial review on pages 6 to 25, and the profit and loss account on page 44.

DIVIDEND

The Board recommends a final dividend of 10.8p per Ordinary share of 25p payable on 29th May 1998 to Ordinary shareholders registered on the books of the Company at the close of business on 27th March 1998. When taken with the interim dividend of 5.1p per Ordinary share paid on 7th October 1997 this makes a total of 15.9p per Ordinary share for the year ended 31st December 1997 (1996 14.5p per Ordinary share). The 1997 final dividend will be paid as a Foreign Income Dividend ("FID"). No scrip dividend alternative is being offered in respect of this dividend as this is precluded under current FID regulations.

      In the UK Budget Statement on 2nd July 1997, the Government announced changes to the rules surrounding the taxation of dividends. These changes make it advantageous for an international group such as TI Group to pay dividends as FIDs, as the Company can reclaim advance corporation tax paid on the dividend by setting it against tax on overseas profits,

      At the Annual General Meeting held in 1997 shareholders authorised the Directors to offer a scrip alternative to any dividend declared or paid during a period of five years. In accordance with the Directors' intention to seek annual renewal, and to provide flexibility for offering scrip dividends in the future, resolution 5 will be proposed as an Ordinary Resolution at the Annual General Meeting to extend this authority until 2003.

EMPLOYMENT POLICIES

Due to the spread of TI Group's constituent businesses and the devolution of responsibility to local management, the arrangements for involving employees in the business vary considerably, Nevertheless the overriding objective -- to achieve a shared commitment by all employees to the success of the business in which they work -- applies throughout the Group.

      Team briefings, management conferences and house newspapers are some of the methods used to ensure that employees are well informed. Employees in the UK are encouraged to be financially involved in the Group through participation in Savings-Related Share Option Schemes. Member participation in the affairs of the TI Group Pension Scheme is provided in the form of member and pensioner representation on the trustee body,

      Occupational health and safety matters continue to receive management attention at Group and company level. The employment, training. career development and promotion of disabled persons receive positive consideration by Group companies.

RESEARCH AND DEVELOPMENT

TI Group has a continuing commitment to a strategy of market leadership through investment in customer-focused applied technology. Each of the Group's core businesses maintains self-sufficiency in applied technology geared to new product development and world-class manufacturing practice.

ENVIRONMENT

TI Group's environmental policies are implemented by its global Environmental Co-ordination Panel which reports to a main Board Director. It is tasked with ensuring that all TI businesses execute the Group's environmental policies through the implementation of environmental management systems.


                                                                    TI GROUP  31

REPORT OF THE DIRECTORS continued

      Specific objectives have been developed for TI Group's main business groups which have active programmes for the management of scarce resources, reducing discharges to the air, waste management amid energy conservation. TI Group's commitment is endorsed by senior management and environmental issues are an integral part of managerial responsibilities at every level.

      The Panel has undertaken a global audit of TI Group's businesses and is implementing regular reporting against agreed objectives, TI Group has begun working towards the international environmental standard ISO14001 in all its worldwide businesses.

      TI Group's businesses are used to operating in the most demanding legislative environment. As proof of this, the Group has won Environmental Awards in the UK, the USA and Continental Europe and is a member of environmental organisations in these regions.

DIRECTORS

The Directors retiring by rotation are Sir Colin Chandler and Sir Christopher Lewinton who, being eligible, offer themselves for re-election. Sir Colin does not have a service contract with the Company. Sir Christopher has a service contract with the Company determinable on 2 years' notice.

      Sir Nigel Broomfield was appointed to the Board on 18th February 1998. Sir Nigel does not have a service contract with the Company. In accordance with the Articles, Sir Nigel will retire at the Annual General Meeting and members will be invited to re-elect him.

      The present constitution of the Board is set out on pages 28 and 29.

SHARE SCHEMES

At 31st December 1997, the total number of Ordinary shares in TI Group plc under option was 13,351,538. The holders of these options are members of TI Group plc schemes and/or of one or more of three schemes operated by Dowty Group PLC prior to its acquisition by TI Group in 1992. In the latter case these options were obtained, following the acquisition, in exchange for options over shares in Dowty Group.

      There are 3,291 participants in the TI Group schemes and 273 participants in the Dowty Group schemes. Details of Ordinary shares under option are shown in note 21 on pages 64 and 65, The interests of Directors of the Company who are participants in the above schemes are shown in the table on page 54.

CORPORATE GOVERNANCE

The Board is satisfied that the Company has complied throughout 1997 with the provisions of the Code of Best Practice issued in 1992 as part of the Cadbury Report on the Financial Aspects of Corporate Governance. The report of the Company's auditors, Price Waterhouse, concerning the Company's compliance with the Cadbury Code appears on page 41. Compliance, where appropriate, with the recommendations of the Greenbury Report is a matter covered by the report of the Organisation and Remuneration Committee on pages 36 to 39.

      Statements by the Directors of their responsibilities in relation to financial statements, the adoption of the going concern basis for the preparation of accounts and the Group's system of internal financial control appear on page 40, opposite the auditors' report.

The Board and Management

With effect from 1st January 1998 the roles of Chairman and Chief Executive were separated on the appointment of Mr W J Laule as Chief Executive with Sir Christopher Lewinton continuing as Chairman. The Board is broadly balanced with the Chairman supported by a non-executive Deputy Chairman and five other non-executive Directors and by seven executive Directors. The Board includes US, Canadian and Swiss, as well as UK, nationals reflecting the international nature of the Company's activities. The non-executives, who provide a strong and independent element, are appointed initially for a three year term and may be re-appointed. The business reserved to the Board includes, in particular, matters of policy, approval of the strategic and financial plans, major expenditure proposals and acquisitions and disposals.


32  TI GROUP

      A number of key committees, some of which have been in place for several years with others recently constituted, contribute to an effective check and balance on the operations and to good communication throughout the Group.

The Chairman's Committee is chaired by the TI Group Chairman with Mr Laule and Mr Angle as members. The Committee is responsible, on behalf of the Board, for maintaining the strategic direction of the Group.

The Executive Board, which is responsible for the overall management of the business, comprises the executive Directors, the General Counsel & Group Secretary and the Deputy Group Finance Director, and is chaired by Mr Laule.

The Investment Committee, chaired by the Chief Executive, and the Finance Committee, chaired by the Group Finance Director, have responsibility for the management of financial issues, the application of financial disciplines to the decision-making process, and the evaluation of the commercial aspects of major proposals.

The Contract Review Committee, also chaired by the Group Finance Director, is responsible for the review and approval of major contract and bid terms.

      In addition, the Board has had in place for many years the Committees referred to below where the non-executive Directors are primarily responsible, on behalf of the Board, for the business undertaken.

Audit Committee

The Audit Committee, which was established in 1987. is comprised wholly of non-executive Directors and normally meets three times per year. Currently four non-executive Directors are members and the Committee is chaired by Mr J M Hignett.

      Its objective is to give formal support to the Board in fulfilling its obligations to shareholders to maintain standards of management and financial control and reporting throughout the Group consistent with regulatory requirements and current best practice. Its terms of reference include:

1. The review of such written reports from the auditors as the Committee may from time to time require, including for example a report on the quality of TI Group's financial accounting and operational controls worldwide and on any significant areas of vulnerability in control, accounting or financial management resource which the audit process has identified.

2. The review of the work of the Internal Audit function and its relationship with the external audit.

3. The review prior to publication and to submission to the TI Board of the TI Group published accounts for the half-year and full year.

      The external auditors attend the meetings of the Audit Committee. They are entitled to and do meet with the Audit Committee privately and have direct access to the Chairman of the Committee.

Organisation and Remuneration Committee

The role of this Committee, which was also set up in 1987, was reviewed following publication of the Greenbury Report and the incorporation of aspects of the 'Greenbury Code' into the listing requirements of the London Stock Exchange. The Committee comprises not less than three non-executive Directors. Currently five non-executive Directors are members and the Committee is chaired by Lord Fanshawe. The powers and terms of reference of the Committee include the following:

a. to approve the organisation of the Company's top management structure and succession planning;

b. to determine the terms of appointment and total remuneration of members of the Board;

c. to approve annual and longer term incentive plans and to administer any Group share option schemes or related arrangements;

d. to determine policy and maintain governance over any Group pension schemes or related arrangements.

      The Company complies with part A of the Best Practice provisions concerning Directors' remuneration included within the Stock Exchange Listing Rules. There is set out on pages 36 to 39 a separate report to shareholders by the Organisation and Remuneration Committee.


                                                                    TI GROUP  33

REPORT OF THE DIRECTORS continued

Nominations Committee

This Committee currently comprises the TI Group Chairman, the Deputy Chairman who is also Chairman of the Audit Committee, and the Chairman of the Organisation and Remuneration Committee.

      Its objective is to provide a forum at which the TI Group Chairman may seek general counsel and advice in relation to matters which may not have reached a stage where formal consideration by the Board is appropriate.

      The Committee has responsibility for initial consideration of all Board appointments.

      The Committee also has responsibility for considering and if appropriate approving the obtaining of independent external advice by either a Director or a Board committee in accordance with standing guidelines adopted by the Board.

SHARE CAPITAL

Details of shares issued during the year are set out in note 21 on page 64.

      At the Annual General Meeting held in 1997 shareholders authorised the Directors, pursuant to section 80 of the Companies Act 1985, to allot Ordinary shares without the prior consent of shareholders for a period of five years. In accordance with the Directors' intention to seek annual renewal, resolution 7 will be proposed as an Ordinary Resolution at the Annual General Meeting to extend this authority until 2003. The (pound)39,800,000 nominal amount of relevant securities to which the authority relates, including Ordinary shares that are subject to options, represents approximately 33% of the nominal amount of issued Ordinary share capital of the Company as at 11th March 1998. Except pursuant to the exercise of options, the Directors have no present intention of exercising this authority.

      Also at last year's meeting a Special Resolution was passed, pursuant to section 95 of the Companies Act 1985, empowering the Directors to allot equity securities for cash without first being required to offer such shares to existing shareholders. Resolution 8 will be proposed as a Special Resolution to renew this power until 13th May 2003. The (pound)5,900,000 nominal amount of equity securities to which this authority relates represents approximately 5% of the issued Ordinary share capital of the Company as at 11th March 1998.

PURCHASE BY THE COMPANY OF ITS OWN SHARES

The Company was authorised at the Annual General Meeting held in 1997 to purchase in the market Ordinary shares representing up to approximately 10% of the then issued share capital. This authority has not been used and expires at the conclusion of the Annual General Meeting. In accordance with the Directors' intention to seek annual renewal, resolution 6 will be proposed as a Special Resolution at the Annual General Meeting to renew this authority until the earlier of 13th August 1999 and the next Annual General Meeting.

      The Directors have no current intention of using this authority and, in relation to any decision to purchase, will take into account the Company's gearing levels and general financial position, and the effect of any purchase on earnings per share.

      Any shares purchased by the Company pursuant this authority will form part of the Company's authorised but unissued share capital and will be available for re-issue subject to the Directors being authorised pursuant to Article 17 of the Company's Articles of Association.


34  TI GROUP

INTERESTS IN SHARE CAPITAL

As at 10th March 1998 the Company had been notified under section 198 of the Companies Act 1985 of the following persons who are interested in 3% or more of the issued share capital of the Company:

                                                      NUMBER OF    PERCENTAGE OF
HOLDER                                                   SHARES   ISSUED CAPITAL
-----------------------------------------------      ----------   --------------
The Capital Group Companies, Inc                     24,152,300             5.05
Scottish Widows Fund and Life Assurance Society      20,434,761             4.27
Prudential Corporation plc                           17,522,225             3.68

      Apart from the shareholdings detailed above, there are no other notifiable interests appearing in the Company register maintained under the provisions of section 211 of the Companies Act 1985.

      The interests of the Directors in the share capital of the Company are shown in note 10 on page 54. There were no changes in these interests between 1st January 1998 and 11th March 1998 other than those shown in note 10. The register recording the Directors' interests in the share capital will be open for inspection at the Annual General Meeting.

INTERESTS IN CONTRACTS

During the year no Director was materially interested in any contract which was significant in relation to the Company's business.

PAYMENT POLICY

The Group is a registered supporter of the CBI's Prompt Payers Code of Good Practice, copies of which are available from the Confederation of British Industry, Centre Point, 103 New Oxford Street, London WC1A 1DU.

      It is the Group's policy to agree with its suppliers terms of settlement which are appropriate for the markets in which they operate, and to abide by such terms where suppliers have also met their obligations.

CHARITABLE AND POLITICAL CONTRIBUTIONS

During the year the UK companies in the Group made charitable donations totalling (pound)275,000 gross. The annual donations budget is administered by the Charitable Donations Committee.

      The Group's policy on donations is to direct its support primarily towards assisting charities with selected medical, engineering or educational objectives, as well as objectives connected with the Group's business and role in the community.

      A contribution of (pound)50,000 was made to the Conservative Party during the year.

INCOME AND CORPORATION TAXES ACT 1988

The close company provisions of this Act do not apply to the Company.

AUDITORS

The Company's auditors, Price Waterhouse, are willing to continue in office and a resolution proposing their re-appointment and authorising the Directors to fix their remuneration will be put to the Annual General Meeting.


By order of the Board
DAVID P LILLYCROP
Secretary
11th March 1998


                                                                    TI GROUP  35

REPORT OF THE ORGANISATION AND REMUNERATION COMMITTEE

On behalf of the Board, the Organisation and Remuneration Committee ("the Committee") presents this report to shareholders pursuant to the recommendations of the Study Group on Directors' Remuneration (the Greenbury Report) as now incorporated in the listing requirements of the London Stock Exchange. In framing its policy on executive Directors' remuneration the Committee has given full consideration to section B of the Best Practice provisions annexed to the Listing Rules.

      The members of the Committee are Lord Fanshawe (Chairman), Mr J M Hignett. Sir Colin Chandler, Mr J M Harris and Mr R C Mueller.

REMUNERATION POLICY - EXECUTIVE DIRECTORS

Policy

The remuneration of the executive Directors is determined by the Committee, in consultation with the Chairman of the Company (save in respect of his own remuneration) and after obtaining appropriate independent professional advice reflecting the international nature of the Company. Since the Company has 80% of its business outside the United Kingdom and in particular around 44% in North America, its remuneration policies must be internationally competitive and flexible. This both attracts and retains high quality management as well as facilitating global management succession.

      The philosophy of the Committee is to offer internationally competitive total compensation packages, a significant proportion of which is performance-related and set against challenging objectives. It is inherent in this approach that significant elements of the package may prove to have no value at the end of the life of a particular scheme even though they have had a paper value at some time in the past. However, such incentives, which stimulate enhanced performance and lead to enhanced shareholder value, are considered to be in the best interests of shareholders, customers, suppliers and employees alike. This philosophy has been successfully applied since 1987.

      A large part of the performance-related elements of the package is paid in the form of TI shares transferred from the TI Group Employee Share Ownership Trust which was established in 1995.

Remuneration Package

The remuneration package of the executive Directors comprises four components:

i Basic salary and benefits

Salaries are determined within the international marketplace and reflect experience and responsibility. Salaries are reviewed annually as at 1st January. Principal benefits include use of a motor car, fuel, and medical expenses insurance.

ii Annual bonus

For headquarters staff executive Directors the annual bonus is based partly on Group performance against plan, and partly on achievement of individual objectives. The annual bonus for executive Directors with line responsibility for operations is based partly on a combination of Group performance and business area performance against annual plan and partly on achievement of individual objectives. The annual plan includes specific cash targets. The maximum potential bonus for executive Directors for 1997 was 60% of basic salary (100% for the Chairman), with the maximum amount normally achievable only if performance exceeds plan by a clear margin. The Committee retains the right to exercise an overview with regard to the quality of achievement.

      Payments in respect of 1997, comprising cash and shares, are shown in the table on page 39. The share element reflects the general policy of encouraging executives to invest in the Company. For 1998 a similar scheme is in force.

iii Long term Incentives

The committee considers that it is appropriate to provide the long term component of executive Directors' compensation through a combination of share options and long term bonus plans. In each case, as set out below, there are demanding performance criteria.


36  TI GROUP

a. Three-year share performance plan

There is a three-year share performance plan in place covering measurement periods from 1995-98 onwards. The purpose of the plan is to encourage senior executives to think longer term and to develop an affinity with performance achievements beyond the normal one year horizon. This benefits both shareholders and management. Benefits under these plans do not vest on an annual basis; participants do not have any entitlement until cumulative performance over the three-year period is ascertained. The share performance plan rewards performance measured by growth in Total Shareholder Return (share price and reinvested dividends) against the performance of a group of more than 20 comparator companies. The comparator companies have been chosen with regard to size, complexity and overall relevance, after consultation by the Committee with independent advisers. Maximum potential bonus is achieved only if TI is in the top 10% ranking of comparator companies. No award is made for performance below the median level.

      Under the plan the potential bonus is itself expressed by reference to a number of TI shares which could be purchased at a certain time during the first year of the relevant three-year period for an amount equal to the basic salary for that year, rather than a cash sum. It is intended that the shares to which participants in the plan will become entitled will be provided from the TI Group Employee Share Ownership Trust.

b. Share options

The TI Group and TI Group (1990) Executive Share Option Schemes link reward to added shareholder value and encourage executives to align their longer term career aspirations with the longer term interests of the Group. Subject to performance requirements being fulfilled the Schemes enable executives to participate in share price growth, options normally becoming exercisable between three and ten years after grant.

      Participants are encouraged to build up an equity interest in the Group. Options granted since 1987 have been exercisable only if the percentage increase in earnings per share over a three year period has exceeded the percentage increase in the Retail Prices Index over that period. Starring in 1996, options granted to executive Directors are subject to a minimum performance requirement equal to the increase in the Retail Prices Index plus 2% per annum. The legislative changes effected by the Finance Act 1996 had the effect of reducing the individual limit for Inland Revenue approved share options. In order to maintain the value to the Company of the 1990 scheme the Committee has granted subsequent options under the existing unapproved international section of the scheme.

      Details of options held by Directors are set out in the table on page 54.

iv Pensions

Pension and life assurance arrangements are consistent with those provided by other leading companies. The executive Directors are members of the TI Group and Executive (1992) pension schemes and Mr Laule is also a member of Bundy Corporation's defined benefits plan. They are entitled to earn pension benefits, dependent on their length of service, as agreed by the Group. In some circumstances, the taxation authorities will not permit the schemes to meet the executive Directors full pension entitlement, in which case the Group has promised to make good any shortfall by means of unapproved arrangements. Set out on the next page are details of the pension benefits earned by each of the executive Directors during the year ended 31st December 1997.


                                                                    TI GROUP  37

REPORT OF THE ORGANISATION AND REMUNERATION COMMITTEE continued

                                            Cash
                     Increase in      equivalent
                 accrued pension     of increase                   Total accrued
                      (excluding      (excluding        Members'      pension at
                      inflation)        members'   contributions     31 December
                     during 1997  contributions)         in 1997            1997
                     (pound)'000     (pound)'000     (pound)'000     (pound)'000
                 ---------------  --------------   -------------   -------------

W J Laule                      4               9              --              21
M D Angle                      8              89               3               8
G O Aronson                    6              59               4               6
LA Edwards                    12             157               4              55
R J M Fisher                  17             240               4              85
J W Potter                    20             271              16             122
J L Roe                       13             171              10             109
B A Walsh                     18             201               1              59

Notes:

1. The Cash equivalent of increase", which has been calculated on the basis of actuarial advice in accordance with GN11, is the same as the "transfer value of the increase" and does not represent a sum payable to individual Directors. It cannot therefore meaningfully be added to annual remuneration.

2. The pension entitlement shown is that which would be paid annually on retirement based on service to 31st December 1997, except in the case of Mr B A Walsh. The figure shown for Mr B A Walsh is the pension accrued at retirement date (1st June 1997).

3. Sir Christopher Lewinton is not shown in the above table. He did not accrue any additional pension (excluding inflation) under the UK arrangements during the period having reached Normal Pension Date on 1st February 1997. His accrued pension at 31st December 1997, which includes benefits transferred into the scheme, was (pound)348,000 p.a. He is not accruing further benefits, but his pension will increase each year until drawn to reflect deferred payment.

4. Sir Christopher Lewinton also participates in a US defined contribution pension arrangement; during the period contributions amounted to (pound)25,460 (1996 (pound)11,058).

5. Mr W J Laule is also a member of Bundy Corporation's US defined contribution arrangements; during the period contributions amounted to (pound)10,955 (1996 (pound)26,157).

6. Pensionable salary does not include annual bonuses or long term incentive scheme payments. Members' contributions shown above do not include AVCs.

Service Contracts

The Company's policy in relation to contracts of service for executive Directors is to provide notice or contract periods not exceeding two years. Each of the executive Directors, including Sir Christopher Lewinton who offers himself for re-election at this year's Annual General Meeting, is accordingly employed under a contract entitling him to two years' notice of termination. As previously reported, the then executive Directors agreed in 1994, without compensation, to reduce the notice period applicable to their contracts of service from three years to two years. The Committee has again reviewed the situation this year and continues to believe that this period of notice is in line with practice in the marketplace and is in fact necessary to enable the Company to attract and retain the highest calibre of management. The Company takes account of the legal duty to mitigate damages. The contracts of the executive Directors do, however, contain provision for payment based on two years' salary and benefits on termination following a change of control of the Company.

REMUNERATION POLICY -- NON-EXECUTIVE DIRECTORS

The remuneration of the non-executive Directors is determined by the Board of Directors. Non-executive Directors absent themselves from any discussion or decisions relating to their own remuneration. The remuneration reflects both the amount of time given and the contribution made by the non-executive Directors to the Company's affairs, including membership or Chairmanship of Board committees, and is on the basis of advice taken by the Board from independent consultants. The non-executive Directors do not receive any bonuses related to the Company's performance nor do they participate in any share option values.


38  TI GROUP

SUMMARY REMUNERATION TABLE

Executive Directors

-- Salary, Annual Bonus and Benefits

                                                                                          Annual Bonus
                                                                            --------------------------
                                      1996           1997       Benefits                     TI Shares           1997           1996
                              Basic Salary   Basic Salary       (Note 1)           Cash       (Note 2)          Total          Total
                               (pound)'000    (pound)'000    (pound)'000    (pound)'000    (pound)'000    (pound)'000    (pound)'000
                               -----------    -----------    -----------    -----------    -----------    -----------    -----------
Sir Christopher Lewinton               625            675             50            216            216          1,157          1,131
W J Laule                              272            294             31             87             88            500            396
M D Angle                               --            259             83             62             63            467             --
G O Aronson                             --            174             13             38             37            262             --
L A Edwards                            300            315             17             78             79            489            424
R J M Fisher                           260            300             79             48             47            474            434
J W Potter                             300            330             22             25             25            402            447
J L Roe                                190            210             12             38             39            299            293
B A Walsh                              300            124              8             --             --            132            452

Notes:

1. Benefits include provision of a motor car, fuel, medical expenses insurance, unapproved life cover, relocation expenses and accommodation (net of contributions).

2. The bonus award has been allocated between cash and TI shares from the TI Group Employee Share Ownership Trust. The numbers of shares thus acquired, calculated after deduction of an amount in respect of personal tax, are included in the holdings as at 11th March 1998 shown in the summary of Directors' share interests on page 54.

3. Messier-Dowty International Ltd, a joint venture, bears 60% of the amount shown in respect of Mr Edwards' salary and annual performance-related bonus.

4. Mr M D Angle and Mr G O Aronson became Directors on 19th February and 1st February 1997 respectively. Mr Walsh retired on 1st June 1997.

-- Long Term Incentives (Three-Year Plans)

The Directors and former Director, Mr B A Walsh, listed below are participants in the Three-Year Share Performance Plan for the measurement periods 1995-98, 1996-99 and (except Mr Walsh) 1997-2000. In addition Mr Angle and Mr Aronson both participate in the Three-Year Share Performance Plan for the measurement period 1997-2000. As explained on page 55 contingent interests under the Share Performance Plan in respect of the periods commencing in 1995 and subsequent years do not vest until the end of the relevant measurement period; in respect of each period it will not be known what, if any, entitlement has actually accrued until after the announcement of the Company's results for the relevant year. However, as required by UITF 17, a prudent estimate has been made of the anticipated costs in respect of the Three-Year Share Performance plan and, for the above periods, a provision of (pound)900,000 has been charged to the profit and loss account (1996 (pound)482,000). Details of the payments made in 1997 in respect of the three-year period 1994-96 (estimates of which were disclosed in the 1996 Annual Report) were as follows:

                                                                         1994-96
                                            Cash       TI Shares           Total
                                     (pound)'000     (pound)'000     (pound)'000
                                     -----------     -----------     -----------

Sir Christopher Lewinton                     178             179             357
W J Laule                                     --              --              --
L A Edwards                                   78              78             156
R J M Fisher                                  75              75             150
J W Potter                                    62              62             124
J L Roe                                       49              49              98
B A Walsh                                     82              81             163

Notes:

5. As reported in last year's Annual Report, during 1996 the Chairman exercised notional stock options arising under his US employment over 41,800 TI Ordinary shares and a payment of (pound)132,500 was made. There was no exercise or payment during 1997 and the Chairman holds no further notional stock options. During the year the Chairman exercised options over 282,000 (1996 442,000) TI Ordinary shares, the notional aggregate gain resulting from the exercise was (pound)756,855 (1996 (pound)1,366,996). Further details are set out on page 54.

6.    Details of share options held by the Directors are set out on page 54.

Non-Executive Directors

                                                            1997            1996
                                                           Total           Total
                                                     (pound)'000     (pound)'000

J M Hignett                                                   77              75
Sir Colin Chandler                                            29              27
Lord Fanshawe                                                 52              50
J M Harris                                                    39              37
R G Mueller                                                   39              27


                                                                    TI GROUP  39

STATEMENTS OF THE DIRECTORS

DIRECTORS' RESPONSIBILITIES IN RELATION TO FINANCIAL STATEMENTS

Company law requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and the Group and of the profit of the Group for that period. In preparing those financial statements, the Directors are required to:

o     select suitable accounting policies and then apply them consistently;

o     make judgements and estimates that are reasonable and prudent; and

o     state whether applicable accounting standards have been followed.

      The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

      The Directors confirm that these financial statements comply with these requirements.

GOING CONCERN

The Directors are confident, after making appropriate enquiries, that the Group has adequate resources to continue in operation for the foreseeable future. Accordingly they continue to adopt the going concern basis in preparing the accounts.

FINANCIAL CONTROL

The Directors have overall responsibility for the Group's system of internal financial control. Such a system can provide reasonable, though not absolute, assurance against material misstatement or loss.

      The Board has a schedule of matters which are required to be brought to it for decision, ensuring that it maintains full and effective control over strategic, financial, organisational and compliance issues. Policies and procedures, for such matters as the delegation of authority to management, are distributed to executive management and are regularly updated. Responsibility for implementing a system of internal financial control is delegated to executive management.

      The management process of the Group includes monthly performance reviews for each major business, which focus on expectations and actual performance. These reviews are considered monthly by the Executive Board and are summarised for the Board.

      An annual budget is prepared for each operating company. This is updated quarterly and is used by divisional and Group management to monitor actual performance. As part of this process major business risks are identified and appropriate plans developed to address any financial implications.

      Significant treasury and investment matters are reviewed directly by the Board or a committee thereof.

      The system of internal financial control is monitored through the work of internal and external auditors who report to the Audit Committee on matters identified in the course of their work.

      By these means the Directors have reviewed the effectiveness of the Group's system of internal financial control.


40  TI GROUP

AUDITORS' REPORTS

Price Waterhouse                        Southwark Towers                  [LOGO]
                                        32 London Bridge Street
                                        London SE1 9SY

REPORT TO THE SHAREHOLDERS OF TI GROUP plc

We have audited the financial statements on pages 38, 39 and 42 to 73 which have been prepared under the historical cost convention and the accounting policies set out on pages 42 and 43.

Respective responsibilities of Directors and Auditors

As described on page 40 the Company's Directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group's circumstances, consistently applied and adequately disclosed.

      We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinions we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group as at 31st December 1997 and of the profit and cash flows of the Group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.


Price Waterhouse
Chartered Accountants and Registered Auditors
11th March 1998

REPORT TO THE DIRECTORS ON CORPORATE GOVERNANCE MATTERS

In addition to our audit of the financial statements we have reviewed your statements on pages 32 and 40 concerning the Group's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and the adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to non-compliance with Listing Rules 12.43(j) and 12.43(v), if not otherwise disclosed.

Basis of opinion

We carried out our review having regard to guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Group's system of internal financial control or corporate governance procedures, nor on the ability of the Group to continue in operational existence.

Opinion

In our opinion, your statements on internal financial control and going concern on page 40 have provided the disclosures required by the Listing Rules referred to above and are consistent with the information which came to our attention as a result of our audit work on the financial statements.

      In our opinion, based on enquiry of certain Directors and Officers of the Company and examination of relevant documents, your statement on page 32 appropriately reflects the Group's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).


Price Waterhouse
Chartered Accountants
11th March 1998


                                                                    TI GROUP  41

ACCOUNTING POLICIES

There have been no changes in accounting policies during the year.

BASIS OF CONSOLIDATION

The consolidated financial statements set out on pages 38, 39 and 44 to 73, which are prepared under the historical cost convention and which comply with applicable Accounting Standards, incorporate the financial statements of TI Group plc and its subsidiaries. New subsidiaries are included from their respective dates of acquisition during the year. The results of subsidiaries disposed of during the year are included to the date of disposal.

YEAR END DATES

The financial year end date of the Group is 31st December, except for some overseas companies in respect of which the use of a different year end date does not have a material effect on the consolidated financial statements.

TURNOVER

Turnover represents the amounts receivable in the ordinary course of business for goods sold and services provided after deducting sales taxes and eliminating turnover within the Group. Turnover relating to long term contracts represents the value of work completed during the year.

ASSOCIATED UNDERTAKINGS

Treatment of a company as an associated undertaking has regard to the Group's holding of at least 20% of the equity capital, representation on its Board of Directors and participation in policy-making, including dividend policy.

FOREIGN CURRENCIES

Profit and loss items are translated into sterling at average exchange rates and assets and liabilities are translated at the exchange rates ruling on 31st December.

      Exchange differences arising from the translation into sterling of the net equity interest in overseas subsidiary and associated undertakings are treated as movements in reserves together with exchange differences on translation of foreign currency borrowings which finance overseas investments. Exchange differences arising in respect of foreign exchange instruments taken out as hedges of overseas investments are also treated as movements in reserves.

      The results of businesses operating in hyper-inflationary economies are translated into a stable functional currency. The exchange translation movement arising from this process is taken to the profit and loss account.

RESEARCH AND DEVELOPMENT

Expenditure on research and development is written of in the year in which it is incurred except where a major project is undertaken and it is reasonably anticipated that costs will be recovered through future commercial activity. Such costs are written off over the life of the project, subject to a maximum of seven years.

OTHER INTANGIBLE ASSETS

Expenditures on patents, trade marks and goodwill is written off in the year in which it is incurred.

COST OF ACQUISITIONS

In the Parent Company investments in subsidiary companies are stated at cost less provisions for diminution in value. In the Group financial statements the difference between the cost of shares and the fair value of net assets attributable to such shares at the date of acquisition of subsidiary and associated undertakings is written of to reserves as goodwill.


42  TI GROUP

INVESTMENT GRANTS

Investment grants received to fund the purchase of fixed tangible assets are included within creditors as deferred income and are credited to the profit and loss account on a straight line basis over the expected lives of the related assets.

DEPRECIATION

Depreciation of fixed tangible assets is on the straight line basis and is charged as follows:

--    freehold land nil

--    freehold buildings between 2% and 3% per annum

-- leasehold land and buildings 2% per annum, or over the period of the lease if less than 50 years

--    plant, machinery and equipment mainly between 7 1/2% and 10% per annum

-- data processing installations, equipment and software between 12 1/2% and 33 1/3% per annum

--    tooling and test rigs between 10% and 33 1/3% per annum.

DEFERRED TAXATION

Deferred taxation relating to capital allowances and other timing differences is provided in the financial statements only in so far as a liability is expected to crystallise. Deferred taxation on pension balances and provisions for post-retirement obligations is recognised in full.

      Advance corporation tax paid and payable in respect of dividends is set off against UK corporation tax to the extent possible, otherwise it is written off to the profit and loss account.

PENSIONS AND OTHER POST-RETIREMENT OBLIGATIONS

The cost of providing pensions through defined benefit schemes and other post-retirement benefits, principally US healthcare. is charged to the profit and loss account so as to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries. Actuarial surpluses and deficits are spread forward over the average remaining service lives of employees.

      The cost of providing pensions through defined contribution schemes is charged to the profit and loss account in the year in respect of which contributions become payable.

REPAIRS AND RENEWALS

Repairs and renewals are charged to revenue in the year in which the expenditure is incurred.

STOCKS

Stocks and work in progress are valued at the lower of cost, including an appropriate proportion of overheads, and net realisable value, less payments on account. Profit is taken on long term contracts by reference to the work completed.

LEASED ASSETS

Fixed assets acquired under finance leasing contracts are recorded in the balance sheet as fixed tangible assets at their equivalent capital value and are depreciated over the useful life of the asset. The corresponding liability is recorded as a creditor and the interest element of the finance charge is charged to the profit and loss account over the primary lease period.


                                                                    TI GROUP  43

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 31ST DECEMBER 1997

                                                                                     1997                    1996
                                                            Notes                (pound)m                (pound)m
Turnover                                                        2
Total Group and share of joint ventures                                           1,870.4                 1,756.6
Less share of joint ventures                                                       (166.0)                 (264.1)

Group                                                                             1,704.4                 1,552.5
Costs, less other income                                        3                (1,485.6)               (1,351.5)

Operating profit                                                2                   218.8                   201.0
Joint ventures and associates                                   2                    18.2                    18.7

Profit before interest and exceptional items                    2                   237.0                   219.7
Exceptional profit on disposal of operations                    4                      --                    19.6
Exceptional (loss)/profit on disposal of fixed assets           4                    (1.9)                    1.5

Profit before interest                                                              235.1                   240.8
Interest                                                        5                   (14.5)                   (8.6)

Profit on ordinary activities before taxation
Before exceptional items                                                            222.5                   211.1

Exceptional items (as above)                                                         (1.9)                   21.1

                                                                                    220.6                   232.2
Taxation                                                        6                   (68.8)                  (66.9)
Exceptional items                                               6                      --                    (2.2)

                                                                                    (68.8)                  (69.1)

Profit on ordinary activities after taxation                                        151.8                   163.1
Minority interests                                                                   (1.3)                   (2.1)

Profit for the financial year                                                       150.5                   161.0
Dividends                                                       7                   (76.0)                  (69.0)

Retained profit                                                                      74.5                    92.0
                                                                                 ========                ========
EARNINGS PER SHARE:                                             8
On profit for the financial year                                                     31.6p                   34.1p
Effect of exceptional items (after tax)                                               0.4p                   (4.1)p

On profit before exceptional items                                                   32.0p                   30.0p
                                                                                 ========                ========

The Group has adopted FRS 9 'Associates and Joint Ventures' and accordingly the comparative figures for Joint ventures and Interest and related notes have been reanalysed.


44  TI GROUP

BALANCE SHEETS

AS AT 31ST DECEMBER 1997

                                                              Notes                       The Group                   The Company
                                                                                1997           1996           1997           1996
                                                                            (pound)m       (pound)m       (pound)m       (pound)m
Fixed assets
Tangible assets                                                  11            361.6          342.7             --             --
Investments                                                      12
-- joint venture                                                                28.0           29.8             --             --
   share of gross assets                                                       112.9          112.9
   share of gross liabilities                                                  (84.9)         (83.1)
-- associates                                                                    3.7            9.9             --             --
-- other                                                                         6.7            3.6        1,174.4        1.193.0

                                                                               400.0          386.0        1,174.4        1,193.0
                                                                             =======        =======        =======        =======
Current assets
Stocks                                                           13            200.9          187.0             --             --
Debtors and prepayments
--falling due within one year                                    14            305.4          277.4          121.6           96.3
--falling due after one year                                     14            119.7          108.3          361.0          379.4
Cash and deposits                                                15            368.9          298.6          259.5          200.1
                                                                               994.9          871.3          742.1          675.8

Creditors falling due within one year
Short term borrowings                                            16           (145.3)         (74.7)        (134.1)         (14.3)
Other creditors                                                  16           (424.6)        (400.5)         (84.0)         (76.5)

Net current assets                                                             425.0          396.1          524.0          585.0

Total assets less current liabilities                                          825.0          782.1        1,698.4        1,778.0

Creditors falling due after more than one year
Loans and other borrowings                                       17           (261.5)        (291.9)         (17.6)         (17.6)
Other creditors                                                  17            (16.9)         (10.9)        (681.4)        (768.1)

                                                                              (278.4)        (302.8)        (699.0)        (785.7)
Provisions for liabilities and charges                           20           (142.6)        (143.6)            --             --

                                                                               404.0          335.7          999.4          992.3
                                                                             =======        =======        =======        =======
Capital and reserves
Called up equity share capital                                   21            119.7          119.1          119.7          119.1
Share premium account                                            22             57.8           52.6           57.8           52.6
Capital reserve                                                  22            596.6          596.6          596.6          596.6
Profit and loss account                                          22            637.5          596.3          225.3          224.0

TI shareholders' funds - gross                                               1,411.6        1.364.6          999.4          992.3
Goodwill written off                                             22         (1,019.0)      (1,040.1)            --             --

TI shareholders' funds - net                                                   392.6          324.5          999.4          992.3
Equity interests of minority shareholders                                       11.4           11.2             --             --

Total shareholders' funds                                                      404.0          335.7          999.4          992.3
                                                                             =======        =======        =======        =======

Signed on behalf of the Board on 11th March 1998
Sir Christopher Lewinton
M D Angle         Directors


                                                                    TI GROUP  45

CASH FLOW STATEMENT
FOR THE YEAR ENDED 31ST DECEMBER 1997

                                                                                    1997                    1996
                                                            Notes               (pound)m                (pound)m
Net cash inflow from operating activities                      23                  241.4                   218.1

Dividends received from joint ventures and associates          23                   10.6                    11.6

Returns on investments and servicing of finance                24                  (13.3)                   (4.7)

Taxation                                                       25                  (73.5)                  (61.5)

Capital expenditure and financial investment                   26                  (59.6)                  (50.0)

Acquisitions and disposals                                     27                  (13.7)                 (175.4)

Equity dividends paid                                                              (69.6)                  (55.2)

Management of liquid resources                                 28                  (94.0)                   60.8

Cash flow before financing                                                         (71.7)                  (56.3)

Issue of shares                                                                      5.8                    12.8
Capital element of finance leases                                                   (0.4)                   (0.7)
Increase in loans                                                                   26.7                    64.2
Financing                                                                           32.1                    76.3

(Decrease)/increase in cash                                                        (39.6)                   20.0
                                                                                   =====                   =====

Movement in Group net debt
(Decrease)/increase in cash                                                        (39.6)                   20.0
Increase/(decrease) in short term deposits                     28                   94.0                   (60.8)
Increase in loans                                                                  (26.7)                  (64.2)
Short term deposits acquired with new subsidiaries             27                     --                    11.9
Loans acquired with new subsidiaries                           27                     --                    (9.9)
Finance leases                                                                       0.4                    (1.8)
Exchange translation                                           28                    2.0                    27.2

Movement in Group net debt                                                          30.1                   (77.6)
Net (debt)/cash at start of year                               28                  (68.0)                    9.6

Net debt at end of year                                        28                  (37.9)                  (68.0)
                                                                                   =====                   =====

The Group has adopted FRS 9 'Associates and Joint Ventures' and accordingly dividends received from joint ventures and associates are now shown separately.


46  TI GROUP

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
FOR THE YEAR ENDED 31ST DECEMBER 1997

                                                                                  The Group                The Company
                                                                       --------------------       --------------------

                                                                         1997          1996         1997          1996
                                                                     (pound)m      (pound)m     (pound)m      (pound)m
                                                                     --------      --------     --------      --------
Profit for the financial year                                           150.5         161.0         76.1          92.2
Exchange translation                                                    (34.5)       (102.9)          --            --

Total recognised gains and losses for the year                          116.0          58.1         76.1          92.2
                                                                       ======        ======       ======        ======

MOVEMENTS IN NET TI SHAREHOLDERS' FUNDS

                                                                  Notes                     The Group                   The Company
                                                                  --------------------      ---------                   -----------
                                                                                  1997           1996           1997           1996
                                                                              (pound)m       (pound)m       (pound)m       (pound)m
                                                                              --------       --------       --------       --------
At start of year                                                                 324.5          400.9          992.3          947.8

Profit for the financial year                                                    150.5          161.0           76.1           92.2

Exchange translation
    on gross TI shareholders' funds                                  22          (34.5)        (102.9)
    on goodwill                                                      22           22.4           88.9

    on net TI shareholders' funds                                                (12.1)         (14.0)            --             --

Goodwill written off in current year                                  1           (1.3)        (175.7)            --             --

Dividends                                                             7          (76.0)         (69.0)         (76.0)         (69.0)

Issue of shares                                                      21
    For cash                                                                       5.8           12.8            5.8           12.8
    Scrip dividends                                                                1.2            8.5            1.2            8.5

At end of year                                                                   392.6          324.5          999.4          992.3
                                                                                 =====          =====          =====          =====


                                                                    TI GROUP  47

      NOTES TO THE FINANCIAL STATEMENTS

1     ACQUISITIONS AND DISPOSALS

      Acquisitions and disposals completed during 1997 were:

      January   Disposal of 20% interest in Valti SA for (pound)2.9m.
      May       Acquisition of a further 40% of Hua Yan Bundy Tubing Corp (Bundy
                North China) for (pound)1.7m, increasing TI Group's interest to
                90%.
      October   Acquisition of a further 15% of Bundy India through a rights issue, increasing TI Group's Interest to 71%.

      Consideration in these transactions was cash. The acquisitions were accounted for by the acquisition method. Other acquisitions and disposals announced during 1997 but not completed at the year end are set out in note 33.

      Goodwill written off                                             (pound)m
                                                                       --------
      Consideration                                                        (1.7)
      Professional fees and other deal costs                               (0.4)
      Fair value of net assets acquired                                     0.2
                                                                       --------
      Goodwill arising on acquisitions                                     (1.9)
      Goodwill written back -- unutilised provisions                        0.6
                                                                       --------
                                                                           (1.3)
                                                                       =========

      No fair value adjustments were made to the book values of net assets acquired.

      Goodwill written back relates to estimated provisions set up on the acquisition of Forsheda AB in November 1996 in respect of five specific legal and environmental issues. Four of these have been determined and, after charging costs where appropriate, the unutilised provisions have been released. The fifth issue is in arbitration, which has not yet been concluded, and accordingly the original provision remains.


      Messier-Dowty

      In addition to the transactions set out above, comparison between the Group's 1996 and 1997 results was affected by the reduced share of the profit before tax of Messier-Dowty International Ltd (`Messier-Dowty'). Messier-Dowty, a 50:50 joint venture between TI Group and Snecma of France, was formed in 1995 by combining the Dowty and Messier aircraft landing gear businesses which operate primarily in Canada, France and the UK. Messier-Dowty pursues a policy of fully distributing its profit after tax by way of cash dividend. In each of the first three years of the joint venture TI Group was entitled to a share of its dividends in excess of 50%. For 1995 the proportion was 90%, for 1996 it was 80%, and for 1997 it was 62.5% after which dividends will be shared equally. The Group's share of Messier-Dowty's profit before tax reflects these entitlements (see note
      2).

      On 10th December 1997 TI Group announced that a letter of intent had been signed with Snecma, agreeing, subject to contract, to sell its landing gear interests to Snecma for an aggregate gross consideration of (pound)207.5m, before adjustment for the net debt in Messier-Dowty. TI Group's landing gear interests consist of its 50% stake in Messier-Dowty and its 100% owned landing gear repair and overhaul business, which primarily services Messier-Dowty's product range.


48  TI GROUP

2     SEGMENT ANALYSIS

                                                                Turnover       Operating Profit       Operating Assets
                                                       -----------------       ----------------       ----------------
                                                        1997        1996       1997        1996       1997        1996
                                                    (pound)m    (pound)m   (pound)m    (pound)m   (pound)m    (pound)m
                                                    --------    --------   --------    --------   --------    --------
      By class of business
      John Crane                                       654.9       592.5       99.0        97.1      193.5       199.2
      Bundy                                            740.0       717.9       78.2        79.3      247.4       231.3
      Dowty Aerospace                                  275.1       218.1       42.0        24.2       74.1        63.9
      Messier-Dowty/Repair and Overhaul                200.4       228.1       19.5        19.3       53.4        54.4
      Parent and other                                    --          --       (1.7)       (0.2)      23.0        10.0
                                                    --------    --------   --------    --------   --------    --------
                                                     1,870.4     1,756.6      237.0       219.7      591.4       558.8
      Less: joint ventures and associates             (166.0)     (204.1)     (18.2)      (18.7)     (31.7)      (39.7)
                                                    --------    --------   --------    --------   --------    --------
                                                     1,704.4     1,552.5      218.8       201.0      559.7       519.1
                                                    ========    ========   ========    ========   ========    ========

      By geographical origin
      United Kingdom                                   357.0       334.9       48.3        49.3       76.8        75.4
      Continental Europe                               489.7       473.3       58.8        50.6      147.3       159.1
      North America                                    827.4       774.7      117.0       101.8      260.3       241.3
      Rest of World                                    196.3       173.7       14.6        18.2       84.0        73.0
      Parent and other                                    --          --       (1.7)      (10.2)      23.0        10.0
                                                    --------    --------   --------    --------   --------    --------
                                                     1,870.4     1,756.6      237.0       219.7      591.4       558.8
      Less: joint ventures and associates             (166.0)     (204.1)     (18.2)      (18.7)     (31.7)      (39.7)
                                                    --------    --------   --------    --------   --------    --------
                                                     1,704.4     1,552.5      218.8       201.0)     559.7       519.1
                                                    ========    ========   ========    ========   ========    ========

      By geographical destination
      United Kingdom                                   235.2       221.2
      Continental Europe                               560.2       536.2
      North America                                    809.4       750.8
      Rest of World                                    265.6       248.4
                                                    --------     -------
                                                     1,870.4     1,756.6
      Less: joint ventures and associates             (166.0)     (204.1)
                                                    --------     -------
                                                     1,704.4     1,552.5
                                                    ========     =======

      On 10th December 1997 TI Group announced that it had agreed, subject to contract, to sell its landing gear interests to Snecma of France. TI Group's landing gear interests consist of its 50% stake in Messier-Dowty and its 100% owned repair and overhaul business, which primarily services Messier-Dowty's product range. The businesses to be disposed of have been shown separately in the segment analysis above in order to assist comparison.


                                                                    TI GROUP  49

NOTES TO THE FINANCIAL STATEMENTS continued

2     SEGMENT ANALYSIS continued

      Sales between business and geographical segments are not material, other than for sales from the United Kingdom to Continental Europe of (pound)94.7m (1996 (pound)86.6m).

      Operating assets are defined as total assets less current liabilities, excluding cash and deposits, short term borrowings, prepaid pension contributions, corporate and deferred taxation, and dividends. This includes the Group's investment in the Messier-Dowty's joint venture net of its borrowings and taxation balances.

      Joint ventures and associates

      The Group's attributable turnover and operating profit of its joint ventures and associates are incorporated into the segment analysis as follows:

                                                                                           1997                     1996
                                                                           --------------------    ---------------------
                                                                                      Operating                Operating
                                                                           Turnover      Profit    Turnover       Profit
                                                                           (pound)m    (pound)m    (pound)m     (pound)m
                                                                           --------   ---------    --------    ---------
      John Crane -- associate                                                    --         0.4          --          0.3
      Bundy -- joint venture                                                     --          --         6.3          0.1
      Bundy -- associates                                                        --         1.0          --          0.5
      Messier-Dowty/Repair and Overhaul-- joint venture                       166.0        16.8       197.8         17.8

                                                                              166.0        18.2       204.1         18.7
                                                                              =====        ====       =====         ====

      Bundy for 1996 included 50% of the results of the Bundy Asia Pacific joint venture until it became wholly-owned from November of that year.

      Messier-Dowty/Repair and Overhaul for 1997 includes 62.5% (1996 80%) of the results of Messier-Dowty, in line with the Group's dividend entitlement (see note 1).

3     COSTS LESS OTHER INCOME

                                                               1997         1996
                                                           (pound)m     (pound)m
                                                           --------     --------
      Change in stocks of finished goods
        and work in progress                                   (2.9)       (2.0)
      Raw materials and consumables                           598.8       535.6
      Other external charges                                  244.2       213.2
      Staff costs (see note 9)                                599.9       564.0
      Depreciation of fixed tangible assets                    45.6        40.7

                                                            1,485.6     1,351.5
                                                           ========     =======


50  TI GROUP

      Costs charged in arriving at operating profit include:

                                                                                      1997        1996
                                                                                  (pound)m    (pound)m
                                                                                  --------    --------
      Research and development expenditure
        By subsidiaries, net of external funding                                      39.0        37.4
        By subsidiaries and Messier-Dowty
           and externally funded expenditure                                          60.0        62.7
      Property rents                                                                  13.3        13.1
      Hire of plant and machinery                                                     10.9        10.2
      Amounts paid to Price Waterhouse
        As auditors -- including the Company (pound)0.2m (1996 (pound)0.2m)            2.2         2.1
        Non audit work -- of which (pound)0.2m in UK (1996 (pound)0.2m)                0.4         0.4

      The amounts shown above for research and development expenditure are stated in accordance with the definition contained in SSAP 13. This strict accounting definition does not include the significant investment in application engineering and related development costs to support customer needs and external investment to obtain new technology through acquisitions. Details of the Group's total investment are set out in the operating and financial review.

4     EXCEPTIONAL ITEMS

      Exceptional items all arose in continuing operations.

      The loss on disposal of fixed assets in 1997 arose from the sale of surplus properties, mainly in the UK, and related costs.

      The profit on disposal of operations in 1996 comprised (pound)21.6m arising from the sale on 31st January 1996 of Desford Tubes, Hollow Extrusions and Matrix Engineering for (pound)44.2m in cash, offset by a loss on the disposals in September 1996 of the Accles & Pollock and Apollo businesses. No goodwill was attributable to these disposals.

      The profit on disposal of fixed assets in 1996 arose from the sale of the 20% investment in Usui Bundy Tubing (Japan) offset by losses on property disposals.

5     INTEREST

                                                             1997          1996
                                                         (pound)m      (pound)m
                                                         --------      --------
      Overdrafts and other short term borrowings             (5.1)         (3.1)
      Loans                                                 (24.0)        (24.5)
      Finance leases                                         (0.2)         (0.3)

      Interest payable                                      (29.3)        (27.9)
      Interest receivable                                    16.8          22.9

      Net Group interest payable                            (12.5)         (5.0)
      Share of joint ventures interest                       (1.6)         (3.5)
      Share of associates' interest                          (0.4)         (0.1)

                                                            (14.5)         (8.6)
                                                            =====          ====


                                                                    TI GROUP  51

NOTES TO THE FINANCIAL STATEMENTS continued

6     TAXATION

                                                               1997        1996
                                                           (pound)m    (pound)m
                                                           --------    --------
      UK corporation tax at 31.5% (1996 33%)                  (41.2)      (49.0)
      Advance corporation tax                                   4.1        10.0
      Relief in respect of overseas taxes                      25.1        17.4

      Total UK taxation                                       (12.0)      (21.6)
      Overseas taxation                                       (51.6)      (40.3)

      Total Group taxation                                    (63.6)      (61.9)
      Share of joint ventures' taxation                        (4.8)       (4.9)
      Share of associates' taxation                            (0.4)       (0.1)

                                                              (68.8)      (66.9)
                                                              =====       =====

      The above includes deferred taxation credited of (pound)0.7m (1996 charged (pound)4.8m). Provision for deferred taxation is made only in respect of liabilities likely to arise in the foreseeable future. Had provision for deferred taxation been made on the full liability method, the Group tax charge would have been unchanged (1996 -- unchanged).

      The disposal of Usui Bundy Tubing gave rise to an exceptional tax charge of (pound)2.2m in 1996.

7     DIVIDENDS OF TI GROUP plc

                                                                1997        1996
                                                            (pound)m    (pound)m
                                                            --------    --------
      Interim paid of 5.1p per 25p share (1996 4.75p)           24.4        22.6
      Proposed final of 10.8p per 25p share (1996 9.75p)        51.6        46.4
                                                                ----        ----
                                                                76.0        69.0
                                                                ====        ====

      As a consequence of changes to the rules concerning the taxation of dividends announced in the UK Budget Statement of 2nd July 1997 TI Group's interim dividend for 1997 was paid as a Foreign Income Dividend (FID) and the final dividend for 1997 will also be paid as a FID.

8     EARNINGS PER SHARE

      Earnings per share are calculated on a weighted average basis using the earnings for each month, which total (pound)150.5 (1996 (pound)161.1m), and the weighted average number of shares in issue, 476.7m (1996 472.8m). Earnings per share before exceptional items, which provide a consistent measure of operating performance, are calculated in the same way using the earnings for each month excluding exceptional items, which were a net (pound)1.9m charge in 1997 (1996 net (pound)18.9m gain).


52  TI GROUP

9     EMPLOYEE INFORMATION

                                                                1997        1996
                                                            (pound)m    (pound)m
                                                            --------    --------
      Staff costs:
      Wages and salaries                                       471.8       443.5
      Social security costs                                    101.7        94.9
      Pensions and other post-retirement obligations            26.4        25.6
                                                               -----       -----
                                                               599.9       564.0
                                                               =====       =====

      The total for pensions and other post-retirement obligations is before deducting a net credit of (pound)4.1m (1996 (pound)4.8m) in respect of an actuarial surplus in the main UK pension scheme (see note 29).

      The average number of persons employed by the Group during the year was:

                                                               1997         1996
                                                             ------       ------
      UK                                                      4,550        4,650
      Overseas                                               20,950       18,000
                                                             ------       ------
                                                             25,500       22,650
                                                             ======       ======

10    EMOLUMENTS AND INTERESTS OF DIRECTORS

      Details of Directors' emoluments are as follows:

                                                                                                       1997          1996
                                                                                                (pound) 000   (pound) 000
                                                                                                -----------   -----------
      Aggregate emoluments (incl. fees, benefits and annual performance-related payments)             4,418         3,793
      Aggregate notional gains on the exercise of share options                                       1,812         3,341
      Company contributions to defined contribution pension schemes                                      36            37

      A detailed statement of Directors' emoluments. which forms part of these financial statements, appears on pages 38 and 39. This includes details of the emoluments of Sir Christopher Lewinton, Highest Paid Director. and details of long term incentive plans and defined benefit pension arrangements.


                                                                    TI GROUP  53

NOTES TO THE FINANCIAL STATEMENTS continued

SUMMARY OF TI DIRECTORS' SNARE INTERESTS

                               Ordinary Shares                      Ordinary Share Under Option
                                                     Balance                                                          Balance
                                                       as at                                                            as at
                                                   31 Dec 95                                                        31 Dec 95
                             Balance    Balance   or date of      Balance                                          or date of
                               as at      as at  appointment        as at      Date of                            appointment
Director                   11 Mar 98  31 Dec 97     if later    31 Dec 97        Grant    Exercised      Granted     if later

Sir Christopher              347,245    321,698      267,013           --     27/03/91       96,000           --       96,000
Lewinton*                                                              --     21/08/91      186,000           --      186,000
                                                                  226,000     22/08/94           --           --      226,000
                                                                   22,000     11/04/95           --           --       22,000
                                                                   35,000     15/04/96           --           --       35,000
                                                                   16,000     09/09/96           --           --       16,000
                                                                   59,000     02/04/97           --       59,000           --
                                                                  172,500     02/04/97           --      172,500           --
                                                                  215,000     08/09/97           --      215,000           --
                                                                  **6,400     25/06/93           --           --        6,400

W J Laule*                    40,164     26,893       24,268           --     14/09/93       82,500           --       82,500
                                                                   80,000     22/08/94           --           --       80,000
                                                                   51,000     11/04/95           --           --       51,000
                                                                   62,000     15/04/96           --           --       62,000
                                                                   23,500     02/04/97           --       23,500           --
                                                                   80,000     08/09/97           --       80,000           --

M D Angle*                    16,837      9,500           --      222,000     02/04/97           --      222,000           --
                                                                   52,500     08/09/97           --       52,500           --

G 0 Aronson*                   7,270      2,868           --       72,000     02/04/97           --       72,000           --
                                                                   61,800     08/09/97           --       61,800           --
                                                                  **2,236     28/08/97           --        2,236           --

Sir Nigel Broomfield              --         --           --           --           --           --           --           --

Sir Colin Chandler             2,783      2,783        4,238           --           --           --           --           --

L A Edwards*                  57,094     47,850       32,631       90,000     08/04/93           --           --       90,000
                                                                   45,000     22/08/94           --           --       45,000
                                                                    8,000     11/04/95           --           --        8,000
                                                                   10,000     15/04/96           --           --       10,000
                                                                   19,500     02/04/97           --       19,500           --
                                                                   71,500     08/09/97           --       71,500           --
                                                                  **6,400     25/06/93           --           --        6,400

Lord Fanshawe                  3,239      3,239        3,186           --           --           --           --           --

R J M Fisher*                 65,525     59,949       38,672           --     27/09/91       56,000           --       56,000
                                                                       --     08/04/93       35,000           --       35,000
                                                                   33,000     19/04/94           --           --       33,000
                                                                   40,000     22/08/94           --           --       40,000
                                                                    7,000     11/04/95           --           --        7,000
                                                                   13,000     15/04/96           --           --       13,000
                                                                   47,500     09/09/96           --           --       47,500
                                                                   25,500     02/04/97           --       25,500           --
                                                                   73,600     08/09/97           --       73,600           --
                                                                   **  --     26/06/92        6,672           --        6,672
                                                                  **2,236     28/08/97           --        2,236           --

J M Harris                     3,046      3,046        2,046           --           --           --           --           --

J M Hignett                   50,232     50,232       39,130           --           --           --           --           --

R Q Mueller                   10,000     10,000           --           --           --           --           --           --

J W Potter*                   86,139     83,204       58,767           --     27/08/92       85,000           --       85,000
                                                                   40,000     08/04/93           --           --       40,000
                                                                    7,000     19/04/94           --           --        7,000
                                                                    7,000     19/04/94           --           --        7,000
                                                                   45,000     22/08/94           --           --       45,000
                                                                   12,000     11/04/95           --           --       12,000
                                                                   46,000     15/04/96           --           --       46,000
                                                                    6,000     09/09/96           --           --        6,000
                                                                   90,500     02/04/97           --       90,500           --
                                                                   75,000     08/09/97           --       75,000           --
                                                                   **  --     26/06/92        6,672           --        6,672
                                                                  **2,236     28/08/97           --        2,236           --

J L Roe*                      60,735     56,216       45,915           --  [ILLEGIBLE]       29,000           --       29,000
                                                                       --     06/04/92       50,000           --       50,000
                                                                   14,000     19/04/94           --           --       14,000
                                                                   28,000     19/04/94           --           --       28,000
                                                                   30,000     22/08/94           --           --       30,000
                                                                    7,000     11/04/95           --           --        7,000
                                                                   19,000     15/04/96           --           --       19,000
                                                                   30,000     12/04/97           --  [ILLEGIBLE]           --
                                                              [ILLEGIBLE]  [ILLEGIBLE]           --  [ILLEGIBLE]           --
                                                              [ILLEGIBLE]  [ILLEGIBLE]           --           --  [ILLEGIBLE]
                                                              [ILLEGIBLE]  [ILLEGIBLE]           --           --  [ILLEGIBLE]

                                           Market
                                         Price at      Date from
                             Exercise     Date of          which
                                Price    Exercise       Normally       Expiry
Director                          (p)          (p)   Exercisable         Date

Sir Christopher                 270.0       551.25      27/03/94     27/03/01
Lewinton*                       289.5       551.25      21/08/94     21/08/01
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                551.5           --      09/09/00     09/09/06
                                540.0           --      02/04/00     02/04/07
                                540.0           --      02/04/01     02/04/07
                                600.0           --      08/09/01     08/09/07
                                269.5           --      01/08/98     31/04/99

W J Laule*                      352.5       588.25      14/09/96     14/09/03
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07

M D Angle*                      540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07

G 0 Aronson*                    540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07
                                436.0           --      01/10/00     31/03/01

Sir Nigel Broomfield               --           --            --           --

Sir Colin Chandler                 --           --            --           --

L A Edwards*                    301.5           --      08/04/96     08/04/03
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                540.0           --      02/04/00     02/04/07
                                600.0           --      08/04/00     08/09/07
                                269.5           --      01/08/98     31/01/99

Lord Fanshawe                      --           --            --           --

R J M Fisher*                   270.0        581.0      27/09/94     27/09/01
                                301.5        581.0      08/04/96     08/04/03
                                416.5           --      19/04/97     19/04/04
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                551.5           --      09/09/00     09/09/06
                                540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07
                                281.0        607.0      01/08/97     31/01/98
                                436.0           --      01/10/00     31/03/01

J M Harris                         --           --            --           --

J M Hignett                        --           --            --           --

R Q Mueller                        --           --            --           --

J W Potter*                     265.5       598.75      27/08/97     27/08/02
                                301.5           --      08/04/96     08/04/03
                                416.5           --      19/04/97     19/04/04
                                416.5           --      19/04/99     19/04/04
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                551.5           --      09/09/00     09/09/06
                                540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07
                                281.0        607.0      01/08/97     31/01/98
                                436.0           --      01/10/00     31/03/01

J L Roe*                        226.5       613.25      10/04/93     10/04/00
                                314.0       613.25      06/04/97     06/04/02
                                416.5           --      19/04/97     19/04/04
                                416.5           --      19/04/99     19/04/04
                                373.5           --      22/08/97     22/08/04
                                376.5           --      11/04/98     11/04/05
                                520.5           --      15/04/99     15/04/06
                                540.0           --      02/04/00     02/04/07
                                600.0           --      08/09/00     08/09/07
                                269.5           --      01/08/98     31/01/99
                                339.0           --      01/10/00     31/03/01

                                                    * Denotes Executive Director
                                                         ** Denotes SAYE Options
                             See next page for notes relating to the above table


54 TI GROUP

NOTES TO THE SUMMARY OF TI DIRECTORS' SHARE INTERESTS

1. Mid-Market Share Price The mid-market price of TI Group shares as at 31st December 1997 was 464p. The highest mid-market price during the year was 690.5p and the lowest price was 439.5p.

2. TI Group Employee Share Ownership Trust On 10th April 1995 the TI Group Employee Share Ownership Trust was established. The trust is discretionary and was created to encourage employees to hold shares in the Company. During the year TI Group Trustees Ltd purchased 631,000 (1996, 340,000) TI Ordinary shares 911,594 shares remained in ownership of the trust at 11th March 1998. Under paragraph 2 of Schedule 13 of the Companies Act 1985, each of the executive Directors of the Company is deemed to be interested in the remaining shares.

3. Contingent Interests Each executive Director (detailed below) has notified the Company that, for the purposes of Section 324 of the Companies Act 1985, he has a contingent interest in the following number of TI Ordinary shares, representing the maximum aggregate number of shares to which he could become entitled (in respect of one or more of the measurement periods, 1995-98, 1996-99, and 1997-2000) under the three-year share performance plan described on page 37.

      Sir Christopher Lewinton     409,114             L A Edwards       195,389
      W J Laule                    163,660             R J M Fisher      175,683
      MD Angle                      54,426             J W Potter        187,088
      G O Aronson                   34,470             J L Roe           124,641

      As explained on page 37, contingent interests under the plan do not vest until the end of the relevant measurement period in respect to each period it will not be known what, if any entitlement has actually accrued until after the announcement of the Company's results for the relevant year.

4. Performance Criteria Executive share options are normally exercisable between three and ten years from the date of grant provided that the increase in the earnings per share of the Company (calculated in accordance with the rules of the scheme concerned) over a period of three years prior to exercise has exceeded the increase in the United Kingdom Retail Price Index over a corresponding period. In the case of options granted after 1st January 1996 the increase in earnings per share must exceed the increase in RPI by at least 2% per annum.

5.    Lapsed Options No options Lapsed during the year.

11 FIXED TANGIBLE ASSETS

                                                Plant,     Assets in
                                  Land &   Machinery &     Course of
                               Buildings     Equipment  Construction       Total
                                (Pound)m      (Pound)m      (Pound)m    (Pound)m
                                --------      --------      --------    --------
The Group

Cost
At 31st December 1996              167.5        522.3         20.6        710.4
Exchange rate adjustments           (3.0)       (11.7)         0.1        (14.6)
New subsidiaries                     0.9          4.0           --          4.9
Capital expenditure                  3.1         42.4         26.2         71.7
Disposals and adjustments           (2.2)         6.7        (23.7)       (19.2)
                                   -----        -----         ----        -----

At 31st December 1997              166.3        563.7         23.2        753.2
                                   -----        -----         ----        -----

Depreciation
At 31st December 1996               42.8        324.9           --        367.7
Exchange rate adjustments           (1.1)        (7.4)          --         (8.5)
New subsidiaries                     0.2          1.2           --          1.4
Charge for year                      3.8         41.8           --         45.6
Disposals and adjustments           (0.4)       (14.2)          --        (14.6)
                                   -----        -----         ----        -----

At 31st December 1997               45.3        346.3           --        391.6
                                   -----        -----         ----        -----

Net book amount 1997               121.0        217.4         23.2        361.6
                                   =====        =====         ====        =====
Net book amount 1996               124.7        197.4         20.6        342.7
                                   -----        -----         ----        -----

Freehold land and buildings included above have a cost of (pound)149.9m (1996 (pound)152.6m) and depreciation of (pound)38.5m (1996 (pound)36.6m).

Leased assets included above comprise:

                                                        Land & buildings
                           ---------------------------------------------                          Plant,
                               Long Leasehold            Short Leasehold           Machinery & Equipment
                           ------------------     ----------------------         -----------------------
                               1997      1996         1997          1997             1997           1996
                           (Pound)m  (Pound)m     (Pound)m      (Pound)m         (Pound)m       (Pound)m
                           --------  --------     --------      --------         --------       --------
Cost                          2.5         1.7        13.9          13.2           6.7               6.1
Depreciation                 (1.0)       (0.9)       (5.8)         (5.3)         (5.0)             (4.4)

Net book amount               1.5         0.8         8.1           7.9           1.7               1.7
                              ---         ---         ---           ---           ---               ---

The depreciation charge for the year for leased assets was (pound)1.5m (1996 (pound)1.5m).


                                                                     TI GROUP 55

NOTES TO THE FINANCIAL STATEMENTS continued

12 INVESTMENTS

                                                                             Other
                                             Joint     Associated    Participating          Own
                                           Venture   Undertakings        Interests       Shares     Total
                                          (Pound)m       (Pound)m         (Pound)m     (Pound)m  (Pound)m
                                          --------       --------         --------     --------  --------
The Group
Shares at valuation
At 31st December 1996                         29.8            9.9              1.0          2.6      43.3
Exchange rate adjustments                     (1.8)          (1.8)              --           --      (3.6)
Additions                                       --             --               --          3.5       3.5
Conversion to subsidiary and disposals          --           (4.8)              --         (0.4)     (5.2)
Movement during the year                        --            0.4               --           --       0.4
                                              ----            ---              ---          ---      ----
At 31st December 1997                         28.0            3.7              1.0          5.7      38.4
                                              ====            ===              ===          ===      ====

Joint venture

The Group's only joint venture is Messier-Dowty International Ltd. established on 1st January 1995 by combining the aircraft landing gear businesses of TI Group and Snecma of France, which each hold 50% of the ordinary share capital. The business operates primarily in Canada, France and the UK.

For 1997 Messier-Dowty's total sales were (pound)265.6m (1996 (pound)247.2m) including (pound)9.5m (1996 (pound)10.3m) to TI Group, depreciation was (pound)9.3m (1996 (pound)10.7m) and profit before taxation was (pound)24.4m (1996 (pound)18.3m). Sales by TI Group to Messier-Dowty were (pound)25.5m (1996 (pound)25.3m).

At 31st December 1997 Messier-Dowty's consolidated summary balance sheet comprised:

                                                   1997         1996
                                               (Pound)m     (Pound)m
                                               --------     --------
Fixed assets                                       66.2         71.1
Net current assets excluding net cash              63.4         67.4
Other creditors falling due
  after more than one year                        (23.7)       (22.6)
Net borrowings                                    (49.9)       (55.6)
                                                  -----        -----
Total shareholders' funds                          56.0         60.3
                                                  =====        =====

On 10th December 1997 it was announced that TI Group had agreed, subject to contract, to sell its investment in Messier-Dowty to Snecma.

Associated undertakings

The principal associated Undertakings are:

                                                                  Class
                           Country of Operation    % Held      of Share

John Crane Japan Inc                      Japan        49      Ordinary
Korea Bundy Corp                    South Korea        39      Ordinary


56 TI GROUP

The interest in associated undertakings is shown in the Group balance sheet at a valuation being the proportion of net assets attributable to TI Group at the date of acquisition, plus TI Group's share of post-acquisition losses which at 31st December 1997 amounted to (pound)0.2m (1996 earnings of (pound)2.8m).

The Group purchased a further 40% of the shares in Hua Yan Bundy Tubing Corp (Bundy North China) in May 1997, from which time it has been accounted for as a subsidiary. The Group sold its investment in Valti SA in January 1997.

The financial year end of John Crane Japan Inc is 31st March; the Group's share of its results is for the calendar year using management accounts for the unaudited period.

Sales by TI Group to its associates in 1997 amounted to (pound)2.2m (1996 (pound)2.0m). Sales by the associates to TI Group were not material to either party in either year.

Other participating Interests

The principal other participating interest is Tube Investments of India Ltd of which the Group holds 3% of the ordinary shares. Participating interests are all listed companies stated at Directors' valuation with a market value at 31st December 1997 of (pound)0.8m (1996 (pound)1.5m).

Own shares

The TI Group Employee Share Ownership Trust was established in 1995 with the purpose of holding shares in the Company for subsequent transfer to employees under various incentive schemes. In accordance with UITF 13 the Trust's accounts are incorporated into the Company and Group accounts.

At 31st December 1997 the Trust held 1,079,210 shares in the Company (1996 541,611) with a market value of (pound)5.0m (1996 (pound)3.2m). Costs of administration are included in the profit and loss account as they accrue.

The Company                                                (Pound)m
                                                           --------
Shares In subsidiaries at cost and own shares
At 31st December 1996                                       1,193.0
Acquisitions                                                    6.9
Disposals                                                     (23.7)
Exchange rate adjustments                                      (1.8)
At 31st December 1997                                       1,174.4
                                                            -------

The amounts shown include the movements in own shares referred to above.

Provisions for diminution in value included in the above at 31st December 1997 amounted to (pound)65.4m (1996 (pound)65.4m). A list of the Group's principal subsidiaries, associated undertakings and other participating interests is set out on pages 72 and 73.


                                                                     TI GROUP 57

     NOTES TO THE FINANCIAL STATEMENTS continued

13   STOCKS
                                                                       The Group
                                                          ----------------------
                                                             1997           1996
                                                         (pound)m       (pound)m
                                                         --------       --------
     Raw materials and consumables                         60.1           52.4
     Work in progress                                      68.1           63.9
     Finished goods and goods for resale                   77.0           73.5
     Payments on account                                   (4.3)          (2.8)
                                                          -----          -----
                                                          200.9          187.0
                                                          =====          =====

     The current replacement cost of stocks does not materially exceed the historical cost stated above.

14   DEBTORS AND PREPAYMENTS

                                                                       The Group                  The Company
                                                         -----------------------      -----------------------
                                                             1997           1996          1997           1996
                                                         (pound)m       (pound)m      (pound)m       (pound)m
                                                         --------       --------      --------       --------
      Amounts falling due within one year
      Trade debtors                                        263.9           236.1           --            --
      Amounts owed by Group undertakings                      --              --        113.3          94.7
      Amounts owed by joint ventures and associates          4.3             4.2           --            --
      Other debtors                                          5.5             7.7          0.1           0.1
      Prepayments and accrued income                        22.0            24.2          2.0           1.5
      Corporate taxation                                     9.7             5.2          6.2            --
                                                           -----           -----        -----          ----
                                                           305.4           277.4        121.6          96.3
                                                           =====           =====        =====          ====

      Amounts falling due after more than one year
      Amounts owed by Group undertakings                      --              --        361.0         379.4
      Prepaid pension contributions (see note 29)           81.8            76.7           --            --
      Other debtors                                          8.4             3.4           --            --
      Corporate taxation                                      --             0.1           --            --
      Deferred taxation                                     29.5            28.1           --            --
                                                           -----           -----        -----          ----
                                                           119.7           108.3        361.0         379.4
                                                           -----           -----        -----          ----
      Total debtors                                        425.1           385.7        482.6         475.7
                                                           =====           =====        =====          ====

      The deferred tax asset relates to provisions for post-retirement medical and welfare benefit schemes, principally in the USA.


58 TI GROUP

15    CASH AND DEPOSITS

                                                                       The Group                  The Company
                                                         -----------------------      -----------------------
                                                             1997           1996          1997           1996
                                                         (pound)m       (pound)m      (pound)m       (pound)m
                                                         --------       --------      --------       --------
      Cash at bank and in hand                              62.6            85.4         38.5          23.4
      Short term bank deposits                             306.3           213.2        221.0         176.7
                                                           -----           -----        -----         -----
                                                           368.9           298.6        259.5         200.1
                                                           =====           =====        =====         =====

16    CREDITORS FALLING DUE WITHIN ONE YEAR

                                                                       The Group                  The Company
                                                         -----------------------      -----------------------
                                                             1997           1996          1997           1996
                                                         (pound)m       (pound)m      (pound)m       (pound)m
                                                         --------       --------      --------       --------
      Bank overdrafts                                       20.2            10.0        134.1          14.3
      Other short term borrowings                           10.8             3.4           --            --
                                                           -----           -----        -----          ----
      Short term borrowings -- repayable on demand          31.0            13.4        134.1          14.3
      Commercial paper                                      69.8            40.2           --            --
      Current portion of loans                              44.1            20.7           --            --
      Finance leases                                         0.4             0.4           --            --
                                                           -----           -----        -----          ----
      Short term borrowings                                145.3            74.7        134.1          14.3
                                                           =====           =====        =====          ====

      Trade creditors                                      164.5           142.5           --            --
      Bills of exchange payable                              5.3             6.1           --            --
      Amounts owed to Group undertakings                      --              --         10.4          11.6
      Amounts owed to joint ventures and associates          1.5             1.3           --            --
      Corporate taxation                                    59.4            64.3         20.8          16.4
      Other taxation and social security                    30.3            32.1           --            --
      Other creditors                                        7.9            22.9          0.4           1.6
      Accruals and deferred income                         104.1            84.9          0.8           0.5
      Proposed final dividend                               51.6            46.4         51.6          46.4
                                                           -----           -----        -----          ----
      Other creditors                                      424.6           400.5         84.0          76.5
                                                           =====           =====        =====          ====

Short term borrowings of subsidiaries amounting to (pound)1.5m (1996 (pound)2.0m) are secured by charges over certain of the assets of the subsidiaries concerned.

Commercial paper is short term borrowing raised in the commercial paper market in the USA. The paper is guaranteed by TI Group plc.

Current portion of loans includes $30m (1996 $30m) of the Group's private placement debt (see note 18).


                                                                     TI GROUP 59

NOTES TO THE FINANCIAL STATEMENTS continued

17    CREDITORS PALLING DUE AFTER MORE THAN

                                                                       The Group                  The Company
                                                         -----------------------      -----------------------
                                                             1997           1996          1997           1996
                                                         (pound)m       (pound)m      (pound)m       (pound)m
                                                         --------       --------      --------       --------

      Repayable wholly or partly after five years
      Secured loans of overseas subsidiaries                 0.2             0.2           --            --
      Unsecured bank and other loans                        60.8            68.7           --            --
      Finance leases                                         0.5             0.6           --            --
      Repayable wholly within five years
      Secured loans of overseas subsidiaries                 0.8             0.9           --            --
      Unsecured bank and other loans                       198.9           220.9         17.6          17.6
      Finance leases                                         0.3             0.6           --            --
                                                           -----           -----        -----          ----
      Loans and other borrowings                           261.5           291.9         17.6          17.6
                                                           =====           =====        =====          ====
      Amounts owed to Group undertakings                      --              --        681.4         768.1
      Corporate taxation                                     2.4             2.3           --            --
      Other creditors                                       14.5             8.6           --            --
                                                           -----           -----        -----          ----
      Other creditors                                       16.9            10.9        681.4         768.1
                                                           =====           =====        =====          ====

      The security for loans of overseas subsidiaries, where given, mainly comprises charges on specific assets of the subsidiaries concerned.

      Amounts owed by the Company to Group undertakings are governed by loan agreements, the majority of which expire between two and five years.


18    NET BORROWINGS

                                                             1997           1996
                                                         (pound)m       (pound)m
                                                         --------       --------
     Short term borrowings (note 16)                      (145.3)        (74.7)
     Loans and other borrowings falling due after more
       than one year (note 17)                            (261.5)        (291.9)
                                                          ------         ------
     Total borrowings                                     (406.8)        (366.6)
     Cash and deposits (note 15)                           368.9          298.6
                                                          ------         ------
     Net borrowings                                        (37.9)         (68.0)
                                                          ======         ======

     Maturity of borrowings

                                                           1997           1996
                                                         (pound)m       (pound)m
                                                         --------       --------
     Within one year                                       145.3           74.7
     Between one and two years                              48.8           32.1
     Between two and five years                            200.3          225.7
     After five years                                       12.4           34.1

                                                           406.8          366.6
                                                          ======         ======

Maturity dates are based on term loans and committed lending facilities.


60 TI GROUP

The Group had the following unused committed borrowing facilities:

                                                           1997           1996
                                                         (pound)m       (pound)m
                                                         --------       --------

     Expiring within one year                               12.5             --
     Expiring after one year                               113.3           81.6
                                                           -----           ----
                                                           125.8           81.6
                                                           =====           ====

Currency and interest rate analysis of net borrowings at 31st December 1997

                                                                                   Fixed
                                                           Floating     Fixed   interest     Time
Currencies       Category                           Total      rate      rate       rate    fixed
                                                 (pound)m  (pound)m  (pound)m          %      yrs
---------------  -----------------------------   --------  --------  --------   -------- --------
US$              US private placements            (133.7)       --    (133.7)     10.2     1.3
US$              US commercial paper               (69.8)    (69.8)       --        --      --
US & Canadian $  Bank loans                        (53.2)    (23.9)    (29.3)      4.9     1.4
European         Bank loans and finance leases    (119.2)    (75.3)    (43.9)      4.6     1.4
Rest of World    Bank loans                        (30.9)    (30.9)       --        --      --
                                                  ------    ------    ------
                 Total borrowings                 (406.8)   (199.9)   (206.9)
                                                  ------    ------    ------

Sterling         Cash and deposits                 309.4
Other            Cash and deposits                  59.5
                                                  ------
                 Cash and deposits                 368.9
                                                  ------
                 Net borrowings                    (37.9)
                                                  ======

The table above takes account of interest rate swaps and forward rate agreements. Floating rates on borrowings based on appropriate local market rates. Fixed rate loans are those for which the interest rate was fixed for 12 months or more as at 31st December 1997.

The Group has two US private placement debts. The first has an outstanding principal of$120m, of which $30m is repayable in 1998, with a coupon of 8.52%; final maturity is in 2001. The other has an outstanding principal of $100m with a coupon of 8.853% and final maturity in 2003. Both debts are placed by TI Group Inc with major institutional investors and are guaranteed by TI Group plc. Canadian dollar debt includes a (pound)20m bank loan swapped into Canadian dollars.


                                                                     TI GROUP 61

      NOTES TO THE FINANCIAL STATEMENTS continued


18    NET BORROWINGS continued


Currency analysis of net assets at 31st December 1997

                                            Net Assets Excluding          Total
                                                Total Borrowings     Borrowings
Currencies                                              (pound)m       (pound)m
                                                        --------       --------
     Sterling                                             355.3           (0.6)
     US and Canadian $                                    273.3         (256.7)
     European                                             122.2         (118.6)
     Rest of World                                         48.6          (30.9)
                                                          -----         ------
                                                          799.4         (406.8)
                                                          =====         ======

19    FINANCIAL INSTRUMENTS

      The Group's policies on financial risk management and the related use of financial instruments are described in the financial review on pages 6 to 9.

      The Group held the following categories of financial instruments at 31st December 1997:

                                                      Book Values    Fair Values
Assets/(liabilities)                                     (pound)m       (pound)m
                                                      -----------    -----------
Trade debtors                                              268.2          268.2
Trade creditors                                           (171.3)        (171.3)
Cash and deposits                                          368.9          368.9
Short term borrowings                                     (145.3)        (145.3)
Loans and other borrowings falling due
  after more than one year                                (261.5)        (261.5)
Interest rate swaps and forward rate agreements               --           (4.1)
                                                          ------         ------
                                                            59.0           54.9
                                                          ======         ======

The Group uses interest rate swaps and forward rate agreements to manage its interest rate exposures, as described on page 9. As in previous years, interest is charged to the profit and loss account over the lives of these instruments and based on their contracted interest rates. To determine the fair value of interest rate swaps and forward rate agreements for inclusion in the above table, a calculation was made of the net gain or loss which would have arisen if these contracts had been terminated on 31st December 1997. The value at that date was determined by market interest rates, which fluctuate over time.

As at 31st December 1997 gains and losses on forward exchange contracts taken out as hedges of sales and purchase transactions were not material.


62 TI GROUP

20    PROVISIONS FOR LIABILITIES AND CHARGES

                                                  Pensions
                                                 and Other
                                           Post-Retirement        Deferred
                                               Obligations        Taxation    Group Total
                                                  (pound)m        (pound)m       (pound)m
                                                  --------        --------       --------
      At 31st December 1996                          111.8            31.8          143.6
      Exchange rate adjustments                       (0.3)           (0.7)          (1.0)
      Utilised                                        (6.0)             --           (6.0)
      Profit and loss account                          6.7            (0.7)           6.0
                                                     -----            ----          -----
      At 31st December 1997                          112.2            30.4          142.6
                                                     =====            ====          =====

Deferred taxation

                                                             1997                          1996
                                          -----------------------       -----------------------
                                                             Full                          Full
                                            Amount      Potential         Amount      Potential
                                          Provided      Liability       Provided      Liability
                                          (pound)m       (pound)m       (pound)m       (pound)m
                                          --------       --------       --------       --------
      Accelerated capital allowances          27.9           31.0           20.5           22.6
      Other timing differences                11.4           22.4           20.2           32.0
      Unremitted overseas income              13.0           13.0           13.0           13.0
      Advance corporation tax                (21.9)         (23.3)         (21.9)         (23.1)
                                              ----           ----           ----           ----
                                              30.4           43.1           31.8           44.5
                                              ====           ====           ====           ====

      Deferred taxation is calculated under the liability method using a UK tax rate of 31% (1996 33%) and appropriate overseas rates.

      In addition to UK advance corporation tax of (pound)21.9m set off against deferred taxation above, the Group has unrecovered UK advance corporation tax of (pound)6.1m (1996 (pound)10.2m) which is available for set off against UK tax on future profits.

      Provision has been made for potential taxation which could arise on the remittance of retained overseas earnings only to the extent that there is currently an intention to remit such earnings.

      The deferred tax asset in respect of post-retirement obligations is included within debtors and prepayments (note 14).


                                                                     TI GROUP 63

      NOTES TO THE FINANCIAL STATEMENTS continued

21    SHARE CAPITAL OF TI GROUP plc

                                                           Authorised                        Issued
                                              -----------------------       -----------------------
                                                  1997           1996           1997           1996
                                              (pound)m       (pound)m       (pound)m       (pound)m
                                              --------       --------       --------       --------
      Ordinary shares of 25p each                169.5          169.5          119.7          119.1
                                                 =====          =====          =====          =====

      Shares Issued during the year

      During the year 197,755 Ordinary shares of 25p each were issued in lieu of cash of (pound)1.2m (1996 (pound)8.5m) in respect of the final dividend for the year ended 31st December 1996.

      Four TI Group share option schemes and three Dowty Group share option schemes operated during the year.

      The four TI Group share option schemes were: The TI (1981) Savings-Related Share Option Scheme and the TI Group (1994) Savings Related Share Option Scheme (together "The SAYE Schemes") and the TI Group Executive Share Option Scheme and The TI Group (1990) Executive Share Option Scheme (together "The Executive Schemes"). During the year 1,705,452 Ordinary shares of 25p each were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)5.0m (1996 (pound)12.2m).

      The three Dowty Group share option schemes - the Dowty Group Share Savings Scheme, and the Dowty Group Share Savings Scheme (1991) (together "The Dowty Share Savings Schemes"), and the Dowty Group Executive Share Option Scheme continued to be governed by rules adopted by Dowty Group although certain options granted thereunder were converted into options over TI Group plc Ordinary shares following the acquisition of Dowty Group. During the year 416,160 TI Group Ordinary shares were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)0.8m (1996 (pound)0.6m).

      Shares under option

      At 31st December 1997 the total number of TI Group Ordinary shares under option was 13,351,538 as follows:

                                                                             Number                                      Option
                                                                             of 25p                        Dates      Price per
                                                                           Ordinary                     Normally       Ordinary
      Scheme                                           Date of Grant         Shares                  Exercisable          Share
      ---------------------------------------------   --------------      ---------     ------------------------      ---------
      The SAYE Schemes                                  15 June 1990         58,328     August 1995/January 1998         181.5p
                                                        21 June 1991        100,036     August 1996/January 1999         201.5p
                                                        26 June 1992        148,676     August 1997/January 2000         281.0p
                                                        25 June 1993        596,039     August 1998/January 2001         269.5p
                                                        24 June 1994        873,755     August 1999/January 2002         309.0p
                                                      31 August 1995        921,140      October 2000/March 2003         339.0p
                                                      29 August 1996        977,660      October 2001/March 2004         420.0p
                                                      28 August 1997      1,434,801      October 2002/March 2005         436.0p


64 TI GROUP

                                                                             Number                                         Option
                                                                             of 25p                            Dates     Price per
                                                                           Ordinary                         Normally      Ordinary
      Scheme                                           Date of Grant         Shares                      Exercisable         Share
      ------------------------------------------   -----------------      ---------    -----------------------------     ---------
      The Executive Schemes                            10 April 1990         20,000            April 1993/April 2000        226.5p
                                                      9 October 1990        361,000        October 1993/October 2000        204.0p
                                                       27 March 1991         60,000            March 1994/March 2001        270.0p
                                                      21 August 1991         62,000          August 1994/August 2001        289.5p
                                                        6 April 1992        145,000            April 1995/April 2002        314.0p
                                                      27 August 1992         91,000          August 1995/August 2002        265.5p
                                                        8 April 1993        317,000            April 1996/April 2003        301.5p
                                                   14 September 1993        104,000    September 1996/September 2003        352.5p
                                                       19 April 1994        323,000            April 1997/April 2004        416.5p
                                                      22 August 1994        829,000          August 1997/August 2004        373.5p
                                                       11 April 1995        296,000            April 1998/April 2005        376.5p
                                                      31 August 1995        301,000          August 1998/August 2005        430.5p
                                                       15 April 1996        563,000            April 1999/April 2006        520.5p
                                                    9 September 1996        546,500    September 1999/September 2006        551.5p
                                                        2 April 1997      1,405,000            April 2000/April 2007        540.0p
                                                    8 September 1997      2,470,700    September 2000/September 2007        600.0p

      The Dowty Share                                  15 March 1991         56,693            May 1996/October 1998        255.0p
      Savings Schemes                                  13 March 1992        117,997            May 1997/October 1999        180.0p

      The Dowty Group                                 7 January 1988         19,198        January 1991/January 1998        337.5p
      Executive Share Option                         20 January 1989          6,400        January 1992/January 1999      440,625p
      Scheme                                        18 December 1989         52,000      December 1992/December 1999      455,625p
                                                        16 July 1990         21,333              July 1993/July 2000       423.75p
                                                      4 January 1991         46,083        January 1994/January 2001       311.25p
                                                    20 December 1991         27,199      December 1994/December 2001      275.625p

22    RESERVES

                                                   Share       Capital       Retained           Goodwill
       The Group                         Premium Account       Reserve       Earnings        Written Off            Total
                                                (pound)m      (pound)m       (pound)m           (pound)m         (pound)m
                                                --------      --------       --------           --------         --------
      At 31st December 1996                         52.6         596.6          596.3          (1,040.1)            205.4
      Total recognised gains and losses
        Profit for the financial year                 --            --          150.5                --             150.5
        Exchange translation                          --            --          (34.5)               --             (34.5)
      Goodwill
        Exchange translation                          --            --             --              22.4              22.4
        Written off in current year                   --            --             --              (1.3)             (1.3)
      Dividends -- total                              --            --          (76.0)               --             (76.0)
         Less scrip element                           --            --            1.2                --               1.2
      Issues of shares for cash                      5.2            --             --                --               5.2

      At 31st December 1997                         57.8         596.6          637.5          (1,019.0)            272.9
                                                    ====         =====          =====          ========             =====

      Currency translation included within total recognised gains and losses comprised negative movements in respect of overseas investments, inclusive of goodwill, of (pound)36.5m (1996 (pound)130.1m) and positive movements of (pound)2.0m (1996 (pound)27.2m) in respect of foreign currency financing of those investments.

      Earnings retained in overseas subsidiary and associated undertakings would be subject to further tax on distribution.


                                                                     TI GROUP 65

      NOTES TO THE FINANCIAL STATEMENTS continued

22    RESERVES continued

                                                   Share       Capital       Retained
      The Company                        Premium Account       Reserve       Earnings           Total
                                                (pound)m      (pound)m       (pound)m        (pound)m
                                                --------      --------       --------        --------
      At 31st December 1996                         52.6         596.6          224.0           873.2
      Profit for the financial year                   --            --           76.1            76.1
      Dividends -- total                              --            --          (76.0)          (76.0)
        Less scrip element                            --            --            1.2             1.2
      Issues of shares for cash                      5.2            --             --             5.2
                                                    ----         -----          -----           -----
      At 31st December 1997                         57.8         596.6          225.3           879.7
                                                    ====         =====          =====           =====

      As permitted by section 230 of the Companies Act 1985, TI Group plc has not presented its own profit and loss account.

23    NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                      1997            1996
                                                                  (pound)m        (pound)m
                                                                  --------        --------
      Operating profit                                               218.8           201.0
      Depreciation of fixed tangible assets                           45.6            40.7

      Operating working capital movement
                                                                     -----           -----
        Increase in stocks                                           (18.0)          (11.1)
        Increase in debtors                                          (36.3)           (8.7)
        Increase in creditors                                         33.0             4.2
                                                                     -----           -----
                                                                     (21.3)          (15.6)
      Movement in pensions and related balances                       (1.7)           (8.0)
                                                                     -----           -----

      Net cash inflow from operating activities                      241.4           218.1
                                                                     -----           -----
      Dividends received from joint ventures                          10.4            11.4
      Dividends received from associates                               0.2             0.2
                                                                     -----           -----
      Dividends received from joint ventures and associates           10.6            11.6
      Capital expenditure (net)                                      (60.0)          (56.5)
                                                                     -----           -----
      Free cash flow                                                 192.0           173.2
                                                                     =====           =====


66 TI GROUP

24    RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      Interest received                                                                  13.3             23.9
      Interest paid                                                                     (25.8)           (27.8)
                                                                                        -----             ----
      Interest paid (net)                                                               (12.5)            (3.9)
      Dividends received from other participating interests                                --              0.1
      Dividends paid to minority interests of subsidiaries                               (0.8)            (0.9)
                                                                                        -----             ----
                                                                                        (13.3)            (4.7)
                                                                                        =====             ====

25    TAXATION CASH FLOWS

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      UK corporation tax                                                                (18.3)           (12.2)
      Overseas taxes                                                                    (55.2)           (49.3)
                                                                                        -----            -----
                                                                                        (73.5)           (61.5)
                                                                                        =====            =====

      Overseas taxes paid in 1997 included (pound)2.2m in respect of the 1996 exceptional disposal of the investment in Usui Bundy Tubing.

26 CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      Capital expenditure                                                               (61.2)           (56.9)
      Sale of plant, machinery and equipment                                              1.2              1.1
      Sale of surplus properties                                                          3.9              1.2
      Sale of other participating interests                                                --              6.4
      Purchase of own shares                                                             (3.5)            (1.8)
                                                                                        -----            -----
                                                                                        (59.6)           (50.0)
                                                                                        =====            =====


                                                                     TI GROUP 67

20    PROVISIONS FOR LIABILITIES AND CHARGES

                                                  Pensions
                                                 and Other
                                           Post-Retirement        Deferred
                                               Obligations        Taxation    Group Total
                                                  (pound)m        (pound)m       (pound)m
                                                  --------        --------       --------
      At 31st December 1996                          111.8            31.8          143.6
      Exchange rate adjustments                       (0.3)           (0.7)          (1.0)
      Utilised                                        (6.0)             --           (6.0)
      Profit and loss account                          6.7            (0.7)           6.0
                                                     -----            ----          -----
      At 31st December 1997                          112.2            30.4          142.6
                                                     =====            ====          =====

Deferred taxation

                                                             1997                          1996
                                          -----------------------       -----------------------
                                                             Full                          Full
                                            Amount      Potential         Amount      Potential
                                          Provided      Liability       Provided      Liability
                                          (pound)m       (pound)m       (pound)m       (pound)m
                                          --------       --------       --------       --------
      Accelerated capital allowances          27.9           31.0           20.5           22.6
      Other timing differences                11.4           22.4           20.2           32.0
      Unremitted overseas income              13.0           13.0           13.0           13.0
      Advance corporation tax                (21.9)         (23.3)         (21.9)         (23.1)
                                              ----           ----           ----           ----
                                              30.4           43.1           31.8           44.5
                                              ====           ====           ====           ====

      Deferred taxation is calculated under the liability method using a UK tax rate of 31% (1996 33%) and appropriate overseas rates.

      In addition to UK advance corporation tax of (pound)21.9m set off against deferred taxation above, the Group has unrecovered UK advance corporation tax of (pound)6.1m (1996 (pound)10.2m) which is available for set off against UK tax on future profits.

      Provision has been made for potential taxation which could arise on the remittance of retained overseas earnings only to the extent that there is currently an intention to remit such earnings.

      The deferred tax asset in respect of post-retirement obligations is included within debtors and prepayments (note 14).


                                                                     TI GROUP 63

      NOTES TO THE FINANCIAL STATEMENTS continued

21    SHARE CAPITAL OF TI GROUP plc

                                                           Authorised                        Issued
                                              -----------------------       -----------------------
                                                  1997           1996           1997           1996
                                              (pound)m       (pound)m       (pound)m       (pound)m
                                              --------       --------       --------       --------
      Ordinary shares of 25p each                169.5          169.5          119.7          119.1
                                                 =====          =====          =====          =====

      Shares Issued during the year

      During the year 197,755 Ordinary shares of 25p each were issued in lieu of cash of (pound)1.2m (1996 (pound)8.5m) in respect of the final dividend for the year ended 31st December 1996.

      Four TI Group share option schemes and three Dowty Group share option schemes operated during the year.

      The four TI Group share option schemes were: The TI (1981) Savings-Related Share Option Scheme and the TI Group (1994) Savings Related Share Option Scheme (together "The SAYE Schemes") and the TI Group Executive Share Option Scheme and The TI Group (1990) Executive Share Option Scheme (together "The Executive Schemes"). During the year 1,705,452 Ordinary shares of 25p each were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)5.0m (1996 (pound)12.2m).

      The three Dowty Group share option schemes - the Dowty Group Share Savings Scheme, and the Dowty Group Share Savings Scheme (1991) (together "The Dowty Share Savings Schemes"), and the Dowty Group Executive Share Option Scheme continued to be governed by rules adopted by Dowty Group although certain options granted thereunder were converted into options over TI Group plc Ordinary shares following the acquisition of Dowty Group. During the year 416,160 TI Group Ordinary shares were issued following the exercise of options under these schemes. The aggregate consideration received in respect of these allotments was (pound)0.8m (1996 (pound)0.6m).

      Shares under option

      At 31st December 1997 the total number of TI Group Ordinary shares under option was 13,351,538 as follows:

                                                                             Number                                      Option
                                                                             of 25p                        Dates      Price per
                                                                           Ordinary                     Normally       Ordinary
      Scheme                                           Date of Grant         Shares                  Exercisable          Share
      ---------------------------------------------   --------------      ---------     ------------------------      ---------
      The SAYE Schemes                                  15 June 1990         58,328     August 1995/January 1998         181.5p
                                                        21 June 1991        100,036     August 1996/January 1999         201.5p
                                                        26 June 1992        148,676     August 1997/January 2000         281.0p
                                                        25 June 1993        596,039     August 1998/January 2001         269.5p
                                                        24 June 1994        873,755     August 1999/January 2002         309.0p
                                                      31 August 1995        921,140      October 2000/March 2003         339.0p
                                                      29 August 1996        977,660      October 2001/March 2004         420.0p
                                                      28 August 1997      1,434,801      October 2002/March 2005         436.0p


64 TI GROUP

                                                                             Number                                         Option
                                                                             of 25p                            Dates     Price per
                                                                           Ordinary                         Normally      Ordinary
      Scheme                                           Date of Grant         Shares                      Exercisable         Share
      ------------------------------------------   -----------------      ---------    -----------------------------     ---------
      The Executive Schemes                            10 April 1990         20,000            April 1993/April 2000        226.5p
                                                      9 October 1990        361,000        October 1993/October 2000        204.0p
                                                       27 March 1991         60,000            March 1994/March 2001        270.0p
                                                      21 August 1991         62,000          August 1994/August 2001        289.5p
                                                        6 April 1992        145,000            April 1995/April 2002        314.0p
                                                      27 August 1992         91,000          August 1995/August 2002        265.5p
                                                        8 April 1993        317,000            April 1996/April 2003        301.5p
                                                   14 September 1993        104,000    September 1996/September 2003        352.5p
                                                       19 April 1994        323,000            April 1997/April 2004        416.5p
                                                      22 August 1994        829,000          August 1997/August 2004        373.5p
                                                       11 April 1995        296,000            April 1998/April 2005        376.5p
                                                      31 August 1995        301,000          August 1998/August 2005        430.5p
                                                       15 April 1996        563,000            April 1999/April 2006        520.5p
                                                    9 September 1996        546,500    September 1999/September 2006        551.5p
                                                        2 April 1997      1,405,000            April 2000/April 2007        540.0p
                                                    8 September 1997      2,470,700    September 2000/September 2007        600.0p

      The Dowty Share                                  15 March 1991         56,693            May 1996/October 1998        255.0p
      Savings Schemes                                  13 March 1992        117,997            May 1997/October 1999        180.0p

      The Dowty Group                                 7 January 1988         19,198        January 1991/January 1998        337.5p
      Executive Share Option                         20 January 1989          6,400        January 1992/January 1999      440,625p
      Scheme                                        18 December 1989         52,000      December 1992/December 1999      455,625p
                                                        16 July 1990         21,333              July 1993/July 2000       423.75p
                                                      4 January 1991         46,083        January 1994/January 2001       311.25p
                                                    20 December 1991         27,199      December 1994/December 2001      275.625p

22    RESERVES

                                                   Share       Capital       Retained           Goodwill
       The Group                         Premium Account       Reserve       Earnings        Written Off            Total
                                                (pound)m      (pound)m       (pound)m           (pound)m         (pound)m
                                                --------      --------       --------           --------         --------
      At 31st December 1996                         52.6         596.6          596.3          (1,040.1)            205.4
      Total recognised gains and losses
        Profit for the financial year                 --            --          150.5                --             150.5
        Exchange translation                          --            --          (34.5)               --             (34.5)
      Goodwill
        Exchange translation                          --            --             --              22.4              22.4
        Written off in current year                   --            --             --              (1.3)             (1.3)
      Dividends -- total                              --            --          (76.0)               --             (76.0)
         Less scrip element                           --            --            1.2                --               1.2
      Issues of shares for cash                      5.2            --             --                --               5.2

      At 31st December 1997                         57.8         596.6          637.5          (1,019.0)            272.9
                                                    ====         =====          =====          ========             =====

      Currency translation included within total recognised gains and losses comprised negative movements in respect of overseas investments, inclusive of goodwill, of (pound)36.5m (1996 (pound)130.1m) and positive movements of (pound)2.0m (1996 (pound)27.2m) in respect of foreign currency financing of those investments.

      Earnings retained in overseas subsidiary and associated undertakings would be subject to further tax on distribution.


                                                                     TI GROUP 65

      NOTES TO THE FINANCIAL STATEMENTS continued

22    RESERVES continued

                                                   Share       Capital       Retained
      The Company                        Premium Account       Reserve       Earnings           Total
                                                (pound)m      (pound)m       (pound)m        (pound)m
                                                --------      --------       --------        --------
      At 31st December 1996                         52.6         596.6          224.0           873.2
      Profit for the financial year                   --            --           76.1            76.1
      Dividends -- total                              --            --          (76.0)          (76.0)
        Less scrip element                            --            --            1.2             1.2
      Issues of shares for cash                      5.2            --             --             5.2
                                                    ----         -----          -----           -----
      At 31st December 1997                         57.8         596.6          225.3           879.7
                                                    ====         =====          =====           =====

      As permitted by section 230 of the Companies Act 1985, TI Group plc has not presented its own profit and loss account.

23    NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                      1997            1996
                                                                  (pound)m        (pound)m
                                                                  --------        --------
      Operating profit                                               218.8           201.0
      Depreciation of fixed tangible assets                           45.6            40.7

      Operating working capital movement
                                                                     -----           -----
        Increase in stocks                                           (18.0)          (11.1)
        Increase in debtors                                          (36.3)           (8.7)
        Increase in creditors                                         33.0             4.2
                                                                     -----           -----
                                                                     (21.3)          (15.6)
      Movement in pensions and related balances                       (1.7)           (8.0)
                                                                     -----           -----

      Net cash inflow from operating activities                      241.4           218.1
                                                                     -----           -----
      Dividends received from joint ventures                          10.4            11.4
      Dividends received from associates                               0.2             0.2
                                                                     -----           -----
      Dividends received from joint ventures and associates           10.6            11.6
      Capital expenditure (net)                                      (60.0)          (56.5)
                                                                     -----           -----
      Free cash flow                                                 192.0           173.2
                                                                     =====           =====


66 TI GROUP

24    RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      Interest received                                                                  13.3             23.9
      Interest paid                                                                     (25.8)           (27.8)
                                                                                        -----             ----
      Interest paid (net)                                                               (12.5)            (3.9)
      Dividends received from other participating interests                                --              0.1
      Dividends paid to minority interests of subsidiaries                               (0.8)            (0.9)
                                                                                        -----             ----
                                                                                        (13.3)            (4.7)
                                                                                        =====             ====

25    TAXATION CASH FLOWS

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      UK corporation tax                                                                (18.3)           (12.2)
      Overseas taxes                                                                    (55.2)           (49.3)
                                                                                        -----            -----
                                                                                        (73.5)           (61.5)
                                                                                        =====            =====

      Overseas taxes paid in 1997 included (pound)2.2m in respect of the 1996 exceptional disposal of the investment in Usui Bundy Tubing.

26 CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT

                                                                                         1997             1996
                                                                                     (pound)m         (pound)m
                                                                                     --------         --------
      Capital expenditure                                                               (61.2)           (56.9)
      Sale of plant, machinery and equipment                                              1.2              1.1
      Sale of surplus properties                                                          3.9              1.2
      Sale of other participating interests                                                --              6.4
      Purchase of own shares                                                             (3.5)            (1.8)
                                                                                        -----            -----
                                                                                        (59.6)           (50.0)
                                                                                        =====            =====


                                                                     TI GROUP 67

NOTES TO THE FINANCIAL STATEMENTS continued

27    ACQUISITIONS AND DISPOSALS

                                                                                             1997           1998
                                                                                         (pound)m       (pound)m
                                                                                         --------       --------
      Acquisitions of subsidiaries                                                          (14.7)        (226.8)
      Net cash acquired with new subsidiaries                                                (1.9)           7.4
      Purchase of interests in associated undertakings                                         --           (3.2)
                                                                                         --------       --------

      Cash flows arising from acquisitions                                                  (16.6)        (222.6)
      Disposals of businesses                                                                  --           47.2
      Disposal of interest in associated undertaking                                          2.9             --
                                                                                         --------       --------
                                                                                            (13.7)        (175.4)
                                                                                         ========       ========

      Net assets acquired and disposed of

                                                                              1997                          1996
                                                       ---------------------------   ---------------------------
                                                       Acquisitions      Disposals   Acquisitions      Disposals
                                                           (pound)m       (pound)m       (pound)m       (pound)m
                                                           --------       --------       --------       --------
      Fixed tangible assets                                     3.5             --           46.6          (15.2)
      Investments                                              (1.9)          (2.9)           2.4             --
      Stocks                                                    0.8             --           16.1          (14.5)
      Debtors                                                   3.0             --           28.4          (14.4)
      Creditors                                                10.0             --          (43.9)          16.5
      Pensions and other post--retirement obligations            --             --           (6.1)            --
      Deferred taxation                                          --             --           (4.5)            --
      Minority interests                                       (0.7)            --            5.9             --
                                                           --------       --------       --------       --------
                                                               14.7           (2.9)          44.9          (27.6)
      Exceptional profit on disposals                            --             --             --          (19.6)
      Goodwill written off                                      1.9             --          175.7             --
                                                           --------       --------       --------       --------
                                                               16.6           (2.9)         220.6          (47.2)
                                                           ========       ========       ========       ========

      Satisfied by
      Cash (paid)/received                                    (14.7)           2.9         (230.0)          47.2
      (Short term borrowings)/cash acquired                    (1.9)            --            7.4             --
                                                           --------       --------       --------       --------
      Total cash flows                                        (16.6)           2.9         (222.6)          47.2
      Short term deposits acquired                               --             --           11.9             --
      Loans acquired                                                            --           (9.9)            --
                                                           --------       --------       --------       --------
      Total movement in net debt                              (16.6)           2.9         (220.6)          47.2
                                                           ========       ========       ========       ========

     Cash flows arising from acquisitions in 1997 included (pound)8.4m deferred consideration in respect of Bundy Brazil Refrigeration, acquired in 1996.


68 TI GROUP

28    NET DEBT

                                                                                          Exchange
                                                                               Other          Rate
                                       1996    Cash Flows  Acquisitions    Movements   Adjustments        1997
                                   (pound)m      (pound)m      (pound)m     (pound)m      (pound)m    (pound)m
                                   --------    ----------  ------------    ---------   -----------    --------
      Cash at bank and in hand         85.4         (23.1)          1.4           --          (1.1)       62.6
      Short term borrowings --
        repayable on demand           (13.4)        (14.6)         (3.3)          --           0.3       (31.0)
                                   --------      --------      --------     --------      --------    --------
      Cash                             72.0         (37.7)         (1.9)          --          (0.8)       31.6

      Short term bank deposits        213.2          94.0            --           --          (0.9)      306.3
      Debt due within one year        (61.3)        (20.1)           --        (32.0)         (0.9)     (114.3)
      Debt due after one year        (291.9)         (6.2)           --         32.0           4.6      (261.5)
                                   --------      --------      --------     --------      --------    --------
      Net debt                        (68.0)         30.0          (1.9)          --           2.0       (37.9)
                                   ========      ========      ========     ========      ========    ========

      Other movements comprise finance leases and transfers between categories of debt, principally $30m of private placement.

      Management of liquid resources shown in the cash flow statement comprises movements in short term bank deposits, which have maturity dates of up to one year.

29    PENSIONS AND OTHER POST-RETIREMENT BENEFITS

      The Group operates a number of pension schemes, the majority being defined benefit arrangements the assets of which are held independently of the Group's finances. Gross pension costs of (pound)21.5m (1996 (pound)20.9m) included (pound)10.7m (1996 (pound)11.8m) for overseas schemes. These costs were offset by a credit of (pound)4.1m (1996 (pound)4.8m) in respect of a net actuarial surplus in the TI Group pension schemes. At 31st December 1997 there was a balance included within debtors and prepayments (note 14) in respect of pensions of (pound)81.8m (1996 (pound)76.7m) and a provision for post-retirement healthcare benefits of (pound)81.3m (1996 (pound)77.4m) was included within provisions for liabilities and charges (note 20).

      UK Pension Schemes

      The Group's 13K pension schemes are normally valued by independent actuaries at not more than three-yearly intervals. The valuation methods used and assumptions made by the actuaries take into account the differing membership profiles and benefit promises of the schemes.

      The Group's principal UK pension scheme is the TI Group Pension Scheme, the assets of which are held in a separate trustee-administered fund. The latest actuarial valuation was carried out as at 31st May 1996 using the projected unit method for current members and allocating sufficient assets for former members and pensioners to cover the cost of purchasing their benefits in the insurance market.


                                                                     TI GROUP 69

NOTES TO THE FINANCIAL STATEMENTS  continued

29    PENSIONS AND OTHER POST-RETIREMENT BENEFITS continued

      The principal actuarial assumptions used for current members for accounting and funding purposes were:

      Long term annual rate of return on investments                        9.5%
      Annual dividend increases                                             5.0%
      Average annual increase in pensionable salaries
      (inclusive of promotion and merit increases)                          7.5%
      Average annual increase in pensions in payment                4.5% to 5.0%

      The actuarial value of the assets of the schemes on this basis was sufficient to cover 117% of the benefits that had accrued to members after allowing for expected future increases in pensionable pay.

      At the date of the valuations, actuarial surpluses amounted to /131m and the market value of the assets was (pound)955m. As in previous years, for accounting purposes actuarial surpluses are spread forward over the average remaining service lives of employees as a level amount each year ('the mortgage method').

      Overseas Pension Schemes

      The main overseas schemes are in the USA. The assets of these schemes are held in separate trustee-administered funds. The latest actuarial valuation of the majority of the US schemes was carried out by independent actuaries as at 1st January 1997 using the projected unit method. The principal actuarial assumptions adopted for the main US schemes were that the long term annual rate of return on investments would be 9.0% to 10.0% and the average annual increase in pensionable salaries would be 4.5% to 5.5%. The combined actuarial value of the assets of these schemes was sufficient to cover 88% of the benefits that had accrued to members after allowing for expected future increases in pensionable salaries. The market value of the assets of these schemes as at the date of the actuarial valuation was (pound)111m.

      Other Post-Retirement Benefits

      The Group operates a number of unfunded post-retirement medical and welfare benefit schemes principally in the USA. The method of accounting for these is similar to that used for defined benefit pension schemes. The US arrangements were actuarially valued as at 1st January 1996; the principal actuarial assumptions were that the long term increase in health costs would be 5.0% and a discount rate of 7.5%. The cost of these benefits charged to the profit and loss account in 1997 was (pound)4.9m (1996 (pound)4.7m); cash payments made in the year were (pound)3.5m (1996 (pound)3.7m).

30    COMMITMENTS

                                                              Land and    Plant and
                                                             Buildings    Machinery
                                                              (pound)m     (pound)m
                                                             ---------    ---------
At 31st December 1997 there were annual commitments under
  non-cancellable operating leases which expire as follows:
Within one year                                                    2.2          1.9
Between one and five years                                         4.3          4.6
After five years                                                   5.9          0.1
                                                             ---------     --------
                                                                  12.4          6.6
                                                             =========     ========

      Contracts placed against capital expenditure sanctioned by the Board and not provided for in these accounts amounted to (pound)14.3m (1996 (pound) 14.0m).


70 TI GROUP

31    CONTINGENT LIABILITIES

      At 31st December 1997 the Group had contingent liabilities, in respect of bank and other guarantees and other matters arising in the ordinary course of business, from which it is anticipated that no material liabilities will arise. In addition, the Company has given guarantees which amount to (pound)350.7m (1996 (pound)322.1m) on borrowings by subsidiary undertakings, represented mainly by unsecured bank and other loans.

      The present status of litigation involving Dowty Woodville Polymer is described on page 9.

32    RELATED PARTY TRANSACTIONS

      On 30th January 1997 TI International Holdings Ltd sold its 20% investment in Valti SA (France) to Vallourec SA, which owned the balance of the shares, for FFR26.5m.

      On 31st May 1997 Bundy Tubing Co (Australia) Pty Ltd acquired 40% of the equity in Hua Yan Bundy Tubing Co Ltd (Bundy North China) from its joint venture partner, Hua Yan Special Steel Technology Development Corporation, for CNY23.8m, taking the Group's holding to 90%.

      TI Group provides administration services to Messier-Dowty, including office premises and a computer accounting system. Messier-Dowty provides sales and technical services to TI Group customers, the costs of which are charged to TI Group. In addition TI Group provides repair and overhaul services to Messier-Dowty customers. The charges for all of these services are on arms-length, fair value bases and are not material individually or in total to either company.

33    POST BALANCE SHEET EVENTS

      On 3rd February 1998 TI Group acquired Safematic Oy of Finland, a supplier of sealing and lubrication systems to the global pulp and paper industry, for (pound)17m initial cash consideration, with additional payments to be made over the next three years dependent upon operating performance.

      Also on 3rd February 1998 TI Group acquired 30% of Lips United BV of the Netherlands, a supplier of advanced marine propulsion systems, for (pound)6.6m cash based on the value of shareholders' funds at 31st December 1996. The agreement provides TI with an option, exercisable until 30th June 1998, to purchase the remainder of Lips. The payment on exercising the option will be based on a multiple of forecast profits for the business.

      On 6th February 1998 TI Group sold Thermal Processing Group Ltd to Bodycote International plc for (pound)18.5m cash including debt assumed of (pound)3.4m.

      On 25th February 1998 TI Group acquired the Sealol marine seal product line from EG&G Inc of the USA for $4.2m in cash. The business supplies marine seals predominantly to the US Navy's submarine fleet.

      The following transactions were announced in 1997, subject to contract and/or regulatory approval in 1998:

      a. The disposal of TI's landing gear interests to Snecma for an aggregate gross consideration of (pound)207.5m before adjustment for the net debt in Messier-Dowty. TI's landing gear interests consist of its 50% stake in Messier-Dowry and its 100% owned landing gear repair and overhaul business.

      b. The acquisition of the Sealol Industrial Division of EG&G Inc for $100m, and the sale of John Crane Belfab to EG&G for $45m, to be settled in cash. Sealol is a manufacturer of mechanical seals particularly for the high temperature segment of the petroleum and chemical industries in the USA.


                                                                     TI GROUP 71

PRINCIPAL SUBSIDIARIES, ASSOCIATED UNDERTAKINGS
AND OTHER PARTICIPATING INTERESTS

AS AT 31ST DECEMBER 1997

--------------------------------------------------------------------------------
JOHN CRANE GROUP

Americas

John Crane Inc USA
Dowty O Rings North America Inc USA
Dowty Palmer-Chenard Inc USA
Forsheda Pipe Seal Corp USA
Forsheda Shaft Seal Corp USA
John Crane Belfab USA
John Crane Caribe Ltd USA
John Crane Lemco USA
John Crane Marine USA USA
Dowty Silcofab Canada Canada
John Crane Canada Inc Canada
John Crane Argentina SA Argentina
John Crane Brasil Brazil
John Crane Colombia SA Colombia
Industrias John Crane de Mexico SA de CV
  Mexico
John Crane Venezuela CA Venezuela

Europe

John Crane UK Ltd UK
Deep Sea Seals Ltd UK
Dowty Seals Ltd UK
Dowty Woodville Polymer Ltd UK
Forsheda Ltd UK
Lapmaster International Ltd UK
John Crane Belgium SA Belgium
John Crane Sigma as Czech Republic
Forsheda A/S Denmark
Cyclam SA France
Forsheda SA France
John Crane France SA France
Dowty Seals GmbH Germany
Forsheda Stefa GmbH Germany
John Crane GmbH Germany
Dowty Polypac SpA Italy
John Crane Italia SpA Italy
Sealing Parts SpA (75%) Italy
Stefa Srl Italy
Dowty (Malta) Ltd Malta
Dowty Tecmold Ltd Malta
FINT BV Netherlands
John Crane Holland BV Netherlands
John Crane Marine - LIPS VOF (66.67%)
  Netherlands
Stefa BV Netherlands
Forsheda AS Noway
Forsheda SA Spain
John Crane Iberica SA Spain
Forsheda AB Sweden
John Crane Sverige AB Sweden
Skega Seals AB Sweden
Forsheda AG Switzerland
John Crane (Switzerland) AG Switzerland

Asia Pacific and Africa

John Crane Singapore Pty Ltd Singapore
John Crane Australia Pty Ltd Australia
John Crane Tianjin Ltd (67%) China
Forsheda Concrete Seals Asia Co Ltd (60%)
  Hong Kong
John Crane Engineered Sealing Systems Ltd (85%)
  India
PT John Crane Indonesia (70%) Indonesia
Japan Marine Technologies Ltd (50.14%) Japan
*John Crane Japan Inc (49%) Japan
Chuwac Engineering Pte Ltd (50.14%) Singapore
John Crane Pty Ltd South Africa
John Crane (Korea) Co Ltd South Korea
John Crane Taiwan Inc Taiwan

BUNDY GROUP

Americas

Bundy Corporation USA
Huron Products USA
Titeflex Corporation USA
Bundy of Canada Canada
Titeflex Canada Ltd Canada
Bundy Argentina SA Argentina
Bundy Brazil Brazil
Bundy Colombia SA Colombia
Bundy Mexico SA Mexico
Bundy Venezolana CA Venezuela


72 TI GROUP

--------------------------------------------------------------------------------
Europe

Bundy UK Ltd UK
Bundy SA Belgium
Bundy Danmark A/S Denmark
Bundy SNC France
Titeflex Europe SA France
Bundy GmbH Germany
Technoflow Tube-Systems GmbH Germany
Bundy Kft Hungary
Bundy SpA Italy
Bundy SA Spain
Technoflow Iberica SA Spain
Bundy AB Sweden

Asia Pacific and Africa

Bundy Tubing Co (Australia) Pty Ltd Australia
Foshan Hua Nan Bundy Tubing Co Ltd (80%)
  China
Hua Yan Bundy Tubing Corp (90%) China
Wuhan Bundy Fluid Systems Co Ltd (75%) China
Bundy India Ltd (71%) India
Bundy Japan Ltd Japan
Bundy Tubing (New Zealand) Ltd New Zealand
Bundy South Africa South Africa
Bundy Systems Ltd South Korea
*Korea Bundy Corp (39%) South Korea

Smaller Engineering Companies

VARI-FORM Inc Canada
Cambridge Vacuum Engineering Ltd UK
Lewis & Saunders Inc USA

DOWTY GROUP

Americas

oMessier-Dowty Inc Canada
Dowty Aerospace Aviation Services Sterling -
  Dowty Aerospace Corp Inc USA
Dowty Aerospace Yakima -
  Dowty Decoto Inc USA
Dowty Aerospace Los Angeles -
  Hydraulic Units Inc USA
King Fifth Wheel Co USA
NCI Inc USA
Tru-Form Inc USA
Valley Manufacturing Corp USA
Ebtec Corporation USA

Europe

Dowty Aerospace Propellers
Dowty Aerospace Hydraulics
Dowty Aerospace Aviation Services Gloucester -
  Divisions of Dowty Aerospace
  Gloucester Ltd UK
Dowty Aerospace Wolverhampton -
  Dowty Boulton Paul Ltd UK
@ Messier-Dowty International Ltd (50%) UK
o Messier-Dowty Ltd UK
o Messier-Dowty SA France
Iloman Engineering Ltd Isle of Man
TI Reynolds Rings Ltd UK
Thermal Processing Group Ltd UK

Asia Pacific

Dowty Aerospace Aviation Services Pte Ltd
  Singapore

PARENT and OTHER

TI Corporate Services Ltd UK
Dowty Group PLC UK
TI International Holdings Ltd UK
TI & Dowty Pensions Ltd UK
TI Holdings (Netherlands) BV Netherlands
TI Group Inc USA
+ Tube Investments of India Ltd (3%) India

@  joint venture
o  subsidiary of Messier-Dowty International Ltd
*  associated undertaking
+  other participating interest

All companies are wholly-owned directly or indirectly by TI Group plc unless otherwise stated, and are incorporated and operate principally in the country indicated. The voting rights in respect of each subsidiary are in the same proportion as the shares held. In order to avoid particulars of excessive length the lists on pages 56 and 57 and above exclude a number of small subsidiaries, associates and other participating interests whose contribution to the profits and assets of the Group is not material.

The auditors of TI Group plc, Price Waterhouse, audit all the subsidiaries in the Group.


                                                                     TI GROUP 73

GROUP FINANCIAL HISTORY

---------------------------------------------------------------------------------------------------------------------------
                                                             1993           1994          1995            1996         1997
                                                           ------         ------        ------          ------       ------
TURNOVER - BY SEGMENT
John Crane                                  (pound)m          448            491           546             593          655
Bundy                                       (pound)m          571            630           718             718          740
Dowty                                       (pound)m          304            299           439             446          475
                                                           ------         ------        ------          ------       ------
Continuing operations                       (pound)m        1,323          1,420         1,703           1,757        1,870
Discontinued operations                     (pound)m           70             --            --              --           --
                                                           ------         ------        ------          ------       ------
                                            (pound)m        1,393          1,420         1,703           1,757        1,870
                                                           ======         ======        ======          ======       ======

TURNOVER - GEOGRAPHICAL DESTINATION
UK                                                 %           21             16            15              13           13
Continental Europe                                 %           27             29            33              30           30
North America                                      %           40             43            40              43           43
Rest of World                                      %           12             12            12              14           14
                                                           ======         ======        ======          ======       ======

PROFIT AND LOSS ACCOUNT SUMMARY
Profit before interest (pre-exceptionals)   (pound)m        138.3          160.6         194.8           219.7        237.0
Interest                                    (pound)m        (13.1)         (12.8)        (13.2)           (8.6)       (14.5)
Profit before tax*                          (pound)m        125.2          153.0         184.8           232.2        220.6
Profit before tax (pre-exceptionals)        (pound)m        125.2          147.8         181.6           211.1        222.5
Earnings per share*                                p         18.1           22.5          26.5            34.1         31.6
Earnings per share (pre-exceptionals)              p         18.1           21.4          25.8            30.0         32.0
Dividends per share                                p        11.25           12.0          13.1            14.5         15.9
                                                           ======         ======        ======          ======       ======

BALANCE SHEET SUMMARY
Shareholders' funds - gross                 (pound)m        1,259          1,289         1,372           1,376        1,423
Goodwill written off                        (pound)m         (959)          (933)         (953)         (1,040)      (1,019)
Shareholders' funds - net                   (pound)m          300            356           419             336          404
Net cash/(debt)                             (pound)m         (182)           (85)           10            (68)          (38)
                                                           ======         ======        ======          ======       ======

CASH FLOW
Free cash flow                              (pound)m           97            156           179             173          192
Interest, tax and dividends                 (pound)m          (88)           (96)         (111)           (121)        (156)
                                                           ------         ------        ------          ------       ------
Net cash flow                               (pound)m            9             60            68              52           36
Acquisitions, disposals, share issues
  and translation                           (pound)m           42             37            27            (130)          (6)
                                                           ------         ------        ------          ------       ------
Movement in net cash/(debt)                 (pound)m           51             97            95             (78)          30
                                                           ======         ======        ======          ======       ======

KEY RATIOS
Operating margin                                   %          9.9           11.3          11.4            12.5         12.7
Interest cover (pre-exceptionals)              times         10.6           12.5          14.8            25.5         16.3
Gearing, TI gross shareholders' funds              %         14.5            6.6           nil             5.0          2.7
Gearing, TI net shareholders' funds                %         62.8           24.7           nil            21.0          9.7
Dividend cover (pre-exceptionals)              times          1.6            1.8           2.0             2.1          2.0
                                                           ======         ======        ======          ======       ======

*     Profit before tax and earnings per share are on an FRS 3 basis


74 TI GROUP

NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given that the seventy-eighth Annual General Meeting of TI Group plc will be held at Glaziers Hall, 9 Montague Close, London Bridge, London SE1 9DD on Thursday 14th May 1998 at 12 noon for the following purposes:

1 To receive and adopt the Company's financial statements for the year ended 31st December 1997 and the Reports of the Directors and of the Auditors.

2     To declare a final dividend on the Ordinary shares.

3     To re-elect Directors.

4 To re-appoint the Auditors and to authorise the Directors to fix their remuneration.

      As special business to consider and, if thought fit, to pass the following resolutions of which resolutions 5 and 7 will be proposed as Ordinary Resolutions and resolutions 6 and 8 as Special Resolutions.

5 That approval be and is hereby given to the exercise by the Directors of the power conferred upon them by Article 134 of the Articles of Association of the Company and that such approval shall relate to any dividend or dividends paid or declared before the conclusion of the Annual General Meeting to be held in the year 2003.

6 That in accordance with Article 10 of its Articles of Association and the Companies Act 1985, the Company is generally and unconditionally authorised to make market purchases (within the meaning of section 163 of the Companies Act 1985) of Ordinary shares of 25p each in the capital of the Company ("Ordinary shares") on such terms and in such manner as the Directors of the Company may from time to time determine provided that:

a. the maximum number of Ordinary shares that may be purchased pursuant to this authority is 47,800,000;

b. the maximum price which may be paid for an Ordinary share purchased pursuant to this authority is an amount equal to 105% of the average of the middle market quotation of the Company's Ordinary shares as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which that share is purchased and the minimum price which may be paid is 25p per Ordinary share (in each case exclusive of expenses and advance corporation tax (if any) payable by the Company); and

c. this authority will expire on 13th August 1999 or if earlier at the conclusion of the Annual General Meeting of the Company to be held in 1999 unless renewed before that time, but the Company may make a contract to purchase its Ordinary shares under this authority before its expiry which will or may be executed wholly or partly after the expiry of this authority, and may make a purchase of Ordinary shares in pursuance of any such contract.

7 That subject to and in accordance with Article 17 of the Company's Articles of Association the Directors be authorised to allot relevant securities of up to a maximum nominal amount (pound)39,8000,000 such authority to expire on 13th May 2003 and all previous authorities under section 80 of the Companies Act 1985 be revoked.


                                                                     TI GROUP 75

NOTICE OF ANNUAL GENERAL MEETING continued

8 That subject to and in accordance with Article 18 of the Company's Articles of Association the Directors be empowered to allot equity securities for cash and that, for the purposes of the limitation of the said power referred to in paragraph (b) of Article 18, the nominal amount therein mentioned shall be (pound)5,900,000; and this power shall expire on 13th May 2003.

By order of the Board

DAVID P LILLYCROP

Secretary
8th April 1998

The Company, pursuant to Regulation 34 of the Uncertificated Securities Regulations 1995, specifies that only those shareholders registered in the register of members of the Company as at 6.00 pm on 12th May 1998 shall be entitled to attend or vote at the Annual General Meeting in respect of the number of shares registered in their name at that time. Changes to entries on the relevant Register of Securities after 6.00 pm on 12th May 1998 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

A member entitled to attend and vote may appoint one or more proxies to attend and vote instead of him. A proxy need not also be a member.

To be effective, proxy forms must be delivered to the Company's Registrars, Lloyds Bank Registrars, 54 Pershore Road South, Kings Norton, Birmingham B30 1BR not later than 12 noon on Tuesday 12th May 1998.

Copies of the following documents will be available for inspection at the registered office and at the offices of Allen & Overy, One New Change, London EC4M 9QQ during usual business hours until the date of the meeting and at Glaziers Hall, London from 11.45 am until the conclusion of the meeting on Thursday 14th May 1998:

a. Directors' contracts of service.

b. The Memorandum and Articles of Association of the Company.

Registered Office: 50 Curzon Street, London W1Y 7PN
Registered Number: 156641 England


76 TI GROUP

GROUP ADDRESSES, REGISTRARS AND ADR DEPOSITARY

HEAD OFFICE

TI Group plc
Lambourn Court
Abingdon
Oxon OX14 1UH

REGISTERED OFFICE

TI Group plc
50 Curzon Street
London W1Y 7PN

REGISTERED NUBMER

156641 England

REGISTRARS

Lloyds Bank Registrars
54 Pershore Road South
Kings Norton
Birmingham B30 3EP

US ADR DEPOSITARY

Citibank, N.A.
111 Wall Street
New York NY 10043
USA

FINANCIAL CALENDAR

PUBLICATION OF RESULTS

Unaudited interim statement for half year to 30th June            July
Preliminary announcement of results for year to 31st December     March
Report and financial statements for year to 31st December         April

DIVIDENDS ON ORDINARY SHARES

Interim dividend              October (announced July)
Final dividend                May (announced March)